UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Celadon Group, Inc.
(Name of Registrant as Specified In Its Charter)

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Celadon Group, Inc.
9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235

NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 9, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 annual meeting of stockholders (the "Annual Meeting") of Celadon Group, Inc., a Delaware corporation (the "Company"), to be held at our principal executive offices, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235 at 10 a.m. local time, on Friday, December 9, 2016, for the following purposes:

1.	to consider and act upon a proposal to elect five directors of the Company;
2.	to conduct an advisory, non-binding vote on executive compensation;
3.
to consider and act upon a proposal to renew the material terms of the performance-based goals under the Company’s 2006 Omnibus Incentive Plan, as amended (the "Incentive Plan") to allow certain grants and awards to continue to qualify as performance-based compensation under Internal Revenue Code Section 162(m);

4.
to consider and act upon a proposal to approve an amendment to the Incentive Plan to increase by 500,000 the maximum aggregate number of shares of common stock available for the grant of awards under the Incentive Plan, which would result in approximately 700,629 shares being available under the Incentive Plan for future awards; and

5.	to transact such other business as may properly come before the annual meeting.

The foregoing matters are more fully described in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on October 11, 2016, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.  Shares of common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. You may also vote on the Internet by completing the electronic voting instruction form found at www.proxyvote.com or by telephone using a touch-tone telephone and calling 1-800-690-6903. The prompt return of your proxy may save us additional expenses of solicitation.

By order of the Board of Directors

/s/ Kenneth Core
Kenneth Core
Secretary

Indianapolis, Indiana
October 28, 2016

PROPOSAL 3 — RENEWAL OF THE MATERIAL TERMS OF THE PERFORMANCE-BASED GOALS UNDER OUR INCENTIVE PLAN TO ALLOW CERTAIN GRANTS AND AWARDS TO CONTINUE TO QUALIFY AS PERFORMANCE-BASED COMPENSATION UNDER INTERNAL REVENUE CODE SECTION 162(M)	34
Background	34
Performance-Based Goals	34
Reasons for Seeking Stockholder Approval	35
PROPOSAL 4 — APPROVAL OF THE THIRD AMENDMENT TO THE CELADON GROUP, INC. 2006 OMNIBUS INCENTIVE PLAN	36
Introduction	36
Background	36
Reasons for Seeking Stockholder Approval of the Amendment	37
Description of the Incentive Plan and the Third Amendment	37
Administration	40
Shares Available and Maximum Awards	40
Payment Terms	41
Adjustments Upon Certain Events	42
Termination and Amendment	42
Tax Status of Incentive Plan Awards	42
Securities Act Registration	42
Eligible Participants	42
Incentive Plan Benefits	43
Additional Information Regarding Stock Options, Warrants, and Rights	43
Federal Income Tax Consequences of the Issuance and Exercise of Stock Options	44
Equity Compensation Plan Information	44
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	46
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	46
Principal Accounting Fees and Services	46
STOCKHOLDER PROPOSALS	47
OTHER MATTERS	48
APPENDIX A – Celadon Group, Inc. 2006 Omnibus Incentive Plan, as amended	49
APPENDIX B – Third Amendment to the Celadon Group, Inc. 2006 Omnibus Incentive Plan	61

CELADON GROUP, INC.

9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 9, 2016

GENERAL INFORMATION

This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Celadon Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), which will be held on Friday, December 9, 2016, beginning at 10 a.m. local time, at our principal executive offices located at 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235, and any adjournment thereof.

A Notice of Internet Availability of Proxy Materials (the "Internet Notice") was first mailed on or about October 28, 2016 to stockholders of record at the close of business on October 11, 2016 (the "Record Date").  The Internet Notice will instruct you as to how you may access and review the proxy materials.  The Proxy Statement, the proxy card, and our Annual Report are first being made available to stockholders on October 28, 2016.

The terms "Company," "we," "us," and "our" refer to Celadon Group, Inc. and its subsidiaries.

Voting by Proxy

THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS. When a proxy is executed and returned prior to the Annual Meeting, the proxy will be voted according to the instructions made by the stockholder when granting the proxy. Where specific choices are not indicated, all proxies received pursuant to this solicitation will be voted (i) FOR the election of the director nominees named below; (ii) FOR approval of the advisory resolution on executive compensation; (iii) FOR the proposal to renew the material terms of the performance-based goals under the Incentive Plan to allow certain grants and awards to continue to qualify as performance-based compensation under Internal Revenue Code Section 162(m); (iv) FOR approval of the third amendment to the Incentive Plan; and (v) with respect to any other matters properly brought before the Annual Meeting, in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with the judgment of the proxy holders. We have not received notice of other matters that properly may be presented for voting at the Annual Meeting.

Your executed proxy appoints each person appointed to vote the proxies as your duly authorized attorney-in-fact and gives such person the power to represent and vote at the Annual Meeting all shares of our outstanding common stock that you are entitled to vote as a stockholder.  Such person will vote your shares as instructed by you on your proxy.  If you do not provide voting instructions on Proposals 1, 2, 3, or 4, or for any other matters properly presented at the Annual Meeting, your proxy also gives such person the discretionary authority to vote your shares represented thereby as recommended above by the Board of Directors and in accordance with such person's best judgment.

Voting Rights

Only stockholders of record at the close of business on the Record Date ("Stockholders") are entitled to vote, either in person or by valid proxy, at the Annual Meeting. As of the close of business on the Record Date, there were issued and outstanding 28,209,202 shares of common stock, par value $.033 per share, entitled to cast votes on all matters subject to a vote at the Annual Meeting. The total number of issued and outstanding shares excludes approximately 275,169 shares of common stock underlying issued and outstanding stock options granted under our incentive stock plans and other arrangements. Stockholders are entitled to one vote for each share of common stock held of record. Holders of unexercised options or other rights to acquire common stock are not entitled to vote the underlying shares at the Annual Meeting, but holders of restricted stock are entitled to vote such shares at the Annual Meeting. We have no other class of stock outstanding. Stockholders are not entitled to cumulative voting in the election of directors.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present. A quorum is present if the holders of a majority of the total number of shares of common stock issued and outstanding as of the Record Date are represented at the Annual Meeting in person or by proxy. Shares that are entitled to vote but that are not voted at the direction of the holder (called "abstentions") and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called "broker non-votes") will be counted for the purpose of determining whether a quorum is present.

Required Vote

Directors are elected by an affirmative vote of a plurality of the votes cast by Stockholders entitled to vote and represented in person or by proxy at the Annual Meeting, which means the director nominees receiving the highest number of votes for their election will be elected as directors. Approval of any other matter properly submitted to Stockholders for action at the Annual Meeting requires the affirmative vote of a majority of the votes cast by Stockholders entitled to vote and represented in person or by proxy at the Annual Meeting, unless a different vote is required by law or our certificate of incorporation or bylaws. Abstentions and broker non‑votes are not considered affirmative votes and thus will have no effect on the election of directors by a plurality vote, but will have the same effect as negative votes with respect to the approval of any other matter submitted to Stockholders.

Voting Instructions

Your method of stock ownership determines the method by which you may vote your shares.  If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent, you are a "registered holder" and considered the stockholder of record with respect to those shares.  If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a "beneficial owner" of shares held in street name.  Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a registered holder of record of our common stock, you may vote your shares either by (i) telephone by calling a toll-free number, (ii) using the Internet and visiting the designated website, (iii) mailing in your proxy card, or (iv) attending the Annual Meeting and notifying and obtaining a ballot from the Secretary prior to the occurrence of any votes.  We have arranged for telephone and Internet-voting procedures to be used. These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone or the Internet is 11:59 p.m. Eastern Daylight Time on Thursday, December 8, 2016.  If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution.  A beneficial owner of shares may not vote in person at the Annual Meeting unless they obtain from their broker or institution a legal proxy that gives you the right to vote the shares.

Right to Attend the Meeting; Revocation of Proxy

Returning a proxy now will not interfere with a Stockholder's right to attend the Annual Meeting or to vote his or her shares personally at the Annual Meeting, if he or she wishes to do so. Stockholders who execute and return proxies may revoke them at any time before they are exercised by giving written notice of revocation to our Secretary at the address of our principal executive offices, by executing a subsequent proxy and delivering it to our Secretary at such address, or by attending the Annual Meeting and voting in person.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal and will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding common stock. Proxies will be solicited by mail and may be solicited personally by directors, officers, or regular employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Reports of our Independent Registered Public Accounting Firm, and other information included in our 2016 Annual Report to Stockholders that was made available on or about October 28, 2016, together with this Notice of Annual Meeting and Proxy Statement, to all Stockholders. A copy of our Annual Report is available free of charge on the Investors section of our corporate website at http://www.celadontrucking.com. Except to the extent it is incorporated by specific reference, our Annual Report is not incorporated into this Proxy Statement, and is not considered proxy-soliciting material.

Important Information to Read with this Proxy Statement

This Proxy Statement contains the proposals to be considered by Stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board of Directors; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of BKD, LLP ("BKD"), our independent registered public accounting firm; and instructions for stockholders who want to make proposals at the next Annual Meeting of Stockholders. EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE COMPLETING AND RETURNING THE ENCLOSED PROXY CARD.

Electronic Access to Proxy Statement and Form 10-K

This Proxy Statement and our 2016 Form 10-K may be viewed online at www.celadontrucking.com; provided, you may not cast any votes through our website. If you are a Stockholder, you can elect to receive future Forms 10-K and proxy statements electronically by marking the appropriate box on your proxy form. If you choose this option and remain a stockholder at such time, you will receive a proxy form prior to the next Annual Meeting of Stockholders listing the website locations at which the Form 10-K and proxy statement can be found and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold our stock through a bank, broker, or another holder of record, refer to the information provided by that entity for instructions on how to elect this option. Selecting this option will save us the time and expense of printing and mailing these materials to you.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, Stockholders will elect directors to serve as the Board of Directors until our Annual Meeting of Stockholders following our 2017 fiscal year or until their successors are duly elected and qualified. Upon recommendation by the Nominating and Corporate Governance Committee of the Board of Directors, our Board of Directors has nominated Kenneth Buck, Jr., Robert Long, Catherine Langham, Michael Miller, and Paul Will for election as directors. Each of these nominees is presently serving as a director. In the absence of contrary instructions, each proxy will be voted for the election of all of the proposed directors.

If any of the nominees named above become unable for any reason or unwilling for good cause to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

Nominees for Directorships

Information concerning the names, ages, positions with the Company, tenure as a director, and business experience of nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below. All references to experience with the Company include positions within our operating subsidiaries. All executive officers are elected annually by the Board of Directors.

Paul Will, 50, was named Chairman of the Board ("Chairman") in July 2015 and has served as our Chief Executive Officer ("CEO") since December 2012. He has served as a director since August 2007. Mr. Will served as our President from November 2010 to July 2015. He was Vice-Chairman of the Board from August 2007 to December 2012. He was our COO and President from July 2011 to December 2012.  He was our COO, President, and Assistant Secretary from November 2010 to July 2011. Mr. Will also served as our Executive Vice President, Chief Financial Officer ("CFO"), Assistant Secretary, and Treasurer, from February 2004 to November 2010; Executive Vice President, CFO, Secretary, and Assistant Treasurer from May 2002 to January 2004; Executive Vice President, CFO, Assistant Secretary, and Assistant Treasurer from September 2001 to May 2002; Vice President, CFO, Assistant Secretary, and Assistant Treasurer from December 2000 to September 2001; Vice President, CFO, and Secretary from December 1998 to December 2000; Vice President, Secretary, and Controller from September 1996 to December 1998; Vice President and Controller for Celadon Trucking Services, Inc. from January 1996 to September 1996; and Controller from September 1993 to January 1996. Mr. Will is a certified public accountant and serves on the boards of Indianapolis Chamber of Commerce, Indiana Motor Truck Association (IMTA) and EmployIndy (formerly the Indianapolis Private Industry Council).  He formerly served as Chairman of the American Trucking Associations' ("ATA") National Accounting and Finance Council. The Board believes that Mr. Will's significant knowledge and thorough understanding of our business operations and industry, which is attributed to his long-term professional experience with our Company, and his financial background qualify him to serve on our Board. Mr. Will's experience serving in various positions within our Company provides us with unique insight into the different challenges and opportunities facing the Company.

 Kenneth Buck, Jr., 57, was named a director in February 2016 and has served as our Executive Vice President of Business Development since February 2016. Mr. Buck served as President of our A&S Kinard Logistics, LLC subsidiary since its acquisition in October 2014. Mr. Buck joined A&S Trucking Service, Inc. (a trucking and logistics company) in February 2005 as an equity partner and became President and CEO of A&S Services Group, LLC the successor entity, in June 2009. He has 32 years of transportation experience in sales, sales management and executive management.  Mr. Buck was Vice President of Sales at Cowan Systems in Baltimore prior to joining A&S.  The Board believes that Mr. Buck's significant knowledge and thorough understanding of our business operations and industry, which is attributed to his long-term professional experience within the industry, qualify him to serve on our Board.

Catherine Langham, 58, has served as a director since July 2007. She is a member of the Audit Committee and the Compensation Committee, and chairs the Nominating and Corporate Governance Committee. Ms. Langham is President and Chief Executive Officer of Langham Logistics, Inc. ("LLI"), a global freight management company specializing in expedited transportation, warehousing, and distribution based in Indianapolis, Indiana. Ms. Langham has been with LLI since its inception over twenty-five years ago, and brings extensive experience in the logistics industry to her role as a director. Ms. Langham serves, as a director of The Finish Line, Inc., and as Chairperson of H.H. Gregg. Ms. Langham was a director of Marsh Supermarket, Inc. from 1998 through September 2006 and previously served as a member of the Regions Bank Board of Advisors, as a member of the Board of the Indiana Economic Development Corporation, as Chairperson of the Greater Indianapolis Chamber of Commerce, and as the Chairperson of the Board of the National Association of Women Business Owners, Indiana Chapter. Catherine is the current Chairperson of the Central Indiana Corporate Partnership (CICP).  Ms. Langham's experience provides the Board with unique insight into asset light supply chain logistics, business development, corporate community responsibility, and management oversight. The Board believes Ms. Langham's extensive experience serving on Boards coupled with her board leadership, strategic planning, business development, industry knowledge, and management skills qualify her to serve on our Board.

Robert Long, 62, became a Celadon director in December 2014. Mr. Long is a member of the Compensation Committee and Nominating and Corporate Governance Committee, and serves as chairman of the Audit Committee.  Mr. Long retired from KPMG in December 2006 as managing partner of the firm's Indianapolis office. He began his career in KPMG's Atlanta office in 1977 and served as audit partner for a variety of public and privately held manufacturing, transportation and financial services companies, including audits conducted in conformity with Public Company Accounting Oversight Board (United States) ("PCAOB") standards.  Since April 2007, he has served on the Audit Committee of the Federal Home Loan Bank of Indianapolis, a public wholesale bank, including serving as the Chairman of the Audit Committee and Audit Committee Financial Expert since September 2009.  He also served as Chairman of the audit committees of Schulman Associates Institutional Review Board, a private-equity owned company that provides independent review services to pharmaceutical and clinical research companies, from October 2009 through December 2014, Beefeaters Holding Company, a private-equity owned producer and distributor of pet treats, from August 2010 through August 2015, and Kenra LLC, a private-equity owned producer and distributor of professional hair care products, from April 2007 through December 2008.  Mr. Long also served as Chairman of the Board of Kenra LLC from January 2009 through December 2010. The Board believes Mr. Long's extensive accounting and public company experience, including his board experience, qualifies him to serve on our Board.

Michael Miller, 71, has been one of our directors since February 1992. Mr. Miller is our lead independent director, a member of the Audit Committee and Nominating and Corporate Governance Committee, and serves as the chairman of the Compensation Committee. Mr. Miller has been Chairman of the Board and CEO of Aarnel Funding Corporation, a venture capital/real estate company, since 1974, a partner of Independence Realty, an owner and manager of real estate properties since 1989, and President and CEO of Miller Investment Company, Inc., a private investment company, since 1990. Mr. Miller previously served as President, Secretary, Treasurer, and director of Morlex, Inc., a "blank check" shell public company. Mr. Miller has a long and extensive experience with our business. The Board believes that Mr. Miller's extensive history with our Company, coupled with his senior executive, operating, corporate governance, finance and financial accounting oversight experience from publicly and privately held companies, qualify him to serve on our Board.

Pursuant to Section 145 of the Delaware General Corporation Law, our certificate of incorporation provides that we shall, to the full extent permitted by law, indemnify all of our directors, officers, incorporators, employees, and agents against liability for certain of their acts. Our certificate of incorporation also provides that, with a number of exceptions, none of our directors shall be liable to us for damages for breach of a fiduciary duty as a director.

CORPORATE GOVERNANCE

Applicable Corporate Governance

Our common stock has been listed on the New York Stock Exchange (the "NYSE") since November 2009 and we are subject to the NYSE listing standards, including those related to corporate governance. Prior to listing on the NYSE, our common stock was traded on the Nasdaq Global Select Market ("NASDAQ"), and we were subject to the NASDAQ listing standards, including those related to corporate governance. As a publicly traded company, we are also subject to the rules and regulations of the Securities and Exchange Commission ("SEC").

The Board of Directors

Meetings. Our Board of Directors held ten (12) meetings during the fiscal year ended June 30, 2016.  No director attended less than 75% of the meetings of the Board of Directors and each committee on which he or she served. In addition, all directors are encouraged to attend the Annual Meeting, although we do not have a formal policy regarding director attendance at annual meetings. All of our then-current directors attended the Annual Meeting of Stockholders following our 2015 fiscal year.

Independent Directors. Our Nominating and Corporate Governance Committee, which is also responsible for the nomination of candidates for the Board of Directors, has reviewed (i) the SEC regulatory and NYSE listing standards for assessing the independence of our directors and director nominees, (ii) the criteria for determining each such individual's independence specifically for purposes of serving on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee and as an "audit committee financial expert," and (iii) each such individual's professional experience, education, skills, ability to provide differences of viewpoint, and other qualities among our Board membership.  After concluding its review, the Nominating and Corporate Governance Committee submitted its independence recommendation for our Board of Directors.  Our Board then made its independence determinations based on the Nominating and Corporate Governance Committee's recommendations.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that the following directors are "independent" under NYSE Rule 303A.02: Catherine Langham, Michael Miller and Robert Long (collectively, the "Independent Directors"). Except in their capacities as directors or as holders of an immaterial amount of securities of other entities, none of the Independent Directors either directly or in his or her capacity as a partner, stockholder, officer, or similar position of another organization, has or in the past three years had any business or financial relationship with us or any of our subsidiaries. None of the Independent Directors or any of their immediate family members has or had any of the disqualifying relationships with us or our subsidiaries specified in NYSE Rule 303A.02.

Executive Sessions. In fiscal 2016, pursuant to NYSE Rule 303A.03, our Independent Directors held four (4) meetings, referred to as "executive sessions," at which only the Independent Directors were present. Mr. Miller currently serves as the lead independent director and will continue in that capacity following the Annual Meeting. The lead independent director is the presiding director for all executive sessions. Our Independent Directors will continue to hold at least two meetings annually at which only independent directors are present.

Board Leadership Structure.  The Board is currently composed of five (5) directors. Paul Will was named Chairman in July 2015 and has served as the CEO since December 2012. We believe that having Mr. Will serve in both roles is optimal considering his experience with the Company and the suitability of this structure for facilitating proper and efficient Board functioning and communication. Mr. Miller continues to serve as the lead independent director.

Risk Oversight. The Board of Directors has assigned the assessment of risk to the Audit Committee. Management reports to the Audit Committee with respect to the overall enterprise risk environment, including both business and financial risk of the Company's operations. The Audit Committee works closely with management to identify and evaluate risk and reports directly to the Board of Directors.

Communications with the Board of Directors. Our Board of Directors has adopted procedures by which our stockholders may communicate with members of the Board of Directors, including the independent directors, individually or as a group. If you wish to communicate with the entire Board of Directors, you may send correspondence to them addressed as follows: The Board of Directors, Celadon Group, Inc., c/o Paul Will – Chairman of the Board and CEO, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235. Written communications addressed in this manner will be copied and distributed to each director at or prior to the next meeting of the Board of Directors. If you wish to communicate with an individual director, you may send correspondence addressed to him or her as follows: Name – Director, Celadon Group, Inc., c/o Paul Will – Chairman of the Board and CEO, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana 46235. Written communications received in this manner will not be opened, but rather delivered unopened to the director to whom they are addressed at or prior to the next meeting of the Board of Directors, following clearance through normal security procedures.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board of Directors does not maintain any other standing committees.

Audit Committee

Functions, Meetings, and Composition of the Audit Committee.  The responsibilities of the Audit Committee are set forth in the Audit Committee Report, which appears below. The Audit Committee met four (4) times during fiscal 2016. Mr. Long, Ms. Langham, and Mr. Miller served on the Audit Committee, with Mr. Long serving as the chairperson. Each member of the Audit Committee satisfies the independence and audit committee membership criteria set forth in NYSE Rule 303A.07. Specifically, each member of the Audit Committee:

•	is independent under NYSE Rule 303A.02;

•	is an "audit committee financial expert," as defined under Item 407(d)(5)(ii) of Regulation S-K;

•	meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

•	is financially literate, as our Board of Directors has interpreted such qualification in its business judgment.

Audit Committee Financial Experts. The Board of Directors has determined that each member of the Audit Committee is an "audit committee financial expert," as defined under Item 407(d)(5)(ii) of Regulation S-K.  In addition, each member of the Audit Committee is "independent", as independence for audit committee members is defined under applicable SEC and NYSE rules. The Board of Directors has determined that each member of the Audit Committee possesses adequate accounting and related financial management expertise, as our Board interprets such qualifications in its business judgment under relevant SEC and NYSE rules.

Audit Committee Charter. Our Audit Committee operates pursuant to a written charter detailing its purpose, powers, and duties. The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis. A copy of the Audit Committee's current charter is available on our website at http://www.celadontrucking.com.

Audit Committee Report. In performing its duties, the Audit Committee, pursuant to applicable SEC rules, issues a report recommending to the Board of Directors that our audited financial statements be included in the Form 10-K, and relating to certain other matters, including the independence of our public accounting firm. The fiscal 2016 Report of the Audit Committee is set forth below.

The Report of the Audit Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Report of the Audit Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Audit Committee Report for Fiscal 2016

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of our financial reports and financial reporting processes and financial reporting internal control systems. Management has primary responsibility for the preparation, accuracy, integrity, and fair presentation of our financial statements and the overall reporting process, including maintenance of our internal control systems. We retain an independent registered public accounting firm that is responsible for conducting an independent audit of our financial statements, the effectiveness of management's assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting in accordance with the standards of the PCAOB, and issuing a report thereon.

In performing its duties, the Audit Committee has reviewed and discussed our financial statements, management's assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and our independent registered public accounting firm and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and the independent registered public accounting firm.

For the fiscal year ended June 30, 2016, the Audit Committee reviewed and discussed the audited financial statements for such fiscal year with management and BKD, our independent registered public accounting firm during such fiscal year. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Item 2-07 of Regulation S-X (Communication with Audit Committees) of the SEC and Auditing Standard No. 16 (Communication with Audit Committees), as amended, adopted by the PCAOB and approved by the SEC.

The Audit Committee has received the written disclosures from the independent registered public accounting firm required by PCAOB Ethics and Independence Rules 3526, "Communication with Audit Committees Concerning Independence" and discussed with the independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC.

The Audit Committee met with representatives of the independent registered public accounting firm without management present on four (4) occasions during fiscal 2016.  Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Form 10-K for the year ended June 30, 2016, for filing with the SEC.

Audit Committee
Robert Long, Chairman
Catherine Langham
Michael Miller

Compensation Committee

Functions, Meetings, and Composition of the Compensation Committee.  The Compensation Committee oversees and reviews all aspects of our compensation policies, plans, and benefits programs, including compensation of our executive officers. The Compensation Committee met three (3) times during fiscal 2016. Mr. Long, Ms. Langham, and Mr. Miller served on the Compensation Committee in fiscal 2016, with Mr. Miller serving as the chairperson.

Role of the Compensation Committee.  The Compensation Committee is responsible for determining the compensation program for our executive officers, including our principal executive officer (currently our CEO), our principal financial officer (currently our CFO), and our three other most highly compensated executive officers for the fiscal year ended June 30, 2016 (collectively, the "Named Executive Officers"). The Compensation Committee is responsible for annually reviewing and approving annual base salary compensation for the Named Executive Officers. The Compensation Committee establishes and administers the bonus compensation program, which is re-evaluated each fiscal year, pursuant to which certain of our employees and executive officers may be eligible to receive bonuses. The Compensation Committee administers the Incentive Plan and, subject to the provisions of the Incentive Plan, determines grants under the Incentive Plan for all employees, including the Named Executive Officers. Subject to certain restrictions, when it deems appropriate, the Compensation Committee may form and delegate to subcommittees the authority to undertake any of the foregoing responsibilities.

Compensation Committee Member Independence.  Each member of our Compensation Committee satisfies the independence and compensation committee membership criteria set forth in NYSE Rules 303A.02(a)(ii) and 303A.05.  In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including each director's source of compensation and affiliations.  Specifically, each member of the Compensation Committee (i) is independent under NYSE Rule 303A.02, (ii) meets the independence criteria in Rule 10C-1(b)(1) of the Exchange Act, (iii) did not directly or indirectly accept any consulting, advisory, or other compensatory fee from the Company, (iv) is not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary, and (v) does not have any other relationship with the Company that is material to the director's ability to be independent from management in connection with the duties of a Compensation Committee member. Furthermore, none of our Compensation Committee members had any business or personal relationship with any compensation consultant, legal counsel, or other advisor that was selected by or provided advice to our Compensation Committee in fiscal 2016.

Compensation Committee Charter. Our Compensation Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  A copy of the Compensation Committee's current charter is available on our website at http://www.celadontrucking.com.

Report of the Compensation Committee. In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee follows.

The Report of the Compensation Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Report of the Compensation Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Compensation Committee Report for Fiscal 2016

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (as required by Item 402(b) of Regulation of S-K of the U.S. Securities and Exchange Commission) contained in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended June 30, 2016, and that the information contained in this report be incorporated by reference into the Celadon Group, Inc. Annual Report on Form 10-K for the year ended June 30, 2016.

Compensation Committee
Michael Miller, Chairman
Catherine Langham
Robert Long

Compensation Committee Interlocks and Insider Participation. None of the current members of the Compensation Committee have been, or are, one of our officers or employees.  In fiscal 2016, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled "Certain Relationships and Related Transactions."  During fiscal 2016, none of our executive officers served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee.  Additionally, during fiscal 2016, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.  For a description of other transactions between us and other directors and executive officers, see "Certain Relationships and Related Transactions" below.

Nominating and Corporate Governance Committee

Functions, Meetings, and Composition of the Nominating and Corporate Governance Committee.  In April 2015 our Compensation and Nominating Committee was split into a Compensation Committee and a Nominating and Corporate Governance Committee.  The purpose of the Nominating and Corporate Governance Committee is to provide assistance to our Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving risk assessment, corporate governance, and legal compliance functions, and to recommend director nominees for the selection by the Board of Directors.  The Nominating and Corporate Governance Committee met five (5) times during fiscal 2016.  Mr. Long, Ms. Langham, and Mr. Miller served on the Nominating and Corporate Governance Committee during fiscal 2016, with Ms. Langham serving as the chairperson.

Nominating and Corporate Governance Committee Charter.  Our Nominating and Corporate Governance Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  A copy of the Nominating and Corporate Governance Committee's current charter is available on our website at http://www.celadontrucking.com.

Director Nomination Process. The Nominating and Corporate Governance Committee recommends director nominees for selection by the Board of Directors. Our Board of Directors has adopted a policy of re-nominating incumbent directors who continue to satisfy the criteria for Board of Directors membership, whom the Nominating and Corporate Governance Committee believes continue to make important contributions to the Board of Directors, and who consent to continue to serve on the Board of Directors. The Nominating and Corporate Governance Committee will continue to periodically evaluate potential candidates for the Board of Directors.

 In filling vacancies on the Board of Directors, the Nominating and Corporate Governance Committee will solicit recommendations for nominees from persons that the Nominating and Corporate Governance Committee believes are likely to be familiar with (i) our needs and (ii) qualified candidates. These persons may include members of the Board of Directors and management, advisors to us, or professional search firms.

Consideration of Director Candidates Recommended by Stockholders. The Nominating and Corporate Governance Committee also will consider proposed director nominees recommended by stockholders, provided that the following procedural requirements are satisfied. Director nominee recommendations should be mailed via certified mail, return receipt requested, and addressed to Director Nomination, Celadon Group, Inc., c/o Paul Will – Chairman of the Board and CEO, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235. In order to be considered, a stockholder recommendation must: (i) be received at least 120 days prior to the anniversary of the mailing date of our proxy statement for the prior year's Annual Meeting of Stockholders (by June 30, 2017 for director candidates to be considered for nomination for election at the Annual Meeting of Stockholders following the end of fiscal year 2017), however, if the date of such Annual Meeting of Stockholders is more than thirty days before or after December 9, 2017, then the deadline for submitting any director candidates for nomination for election at such Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials; (ii) contain sufficient background information, such as a resumé and references, to enable our Nominating and Corporate Governance Committee to make a proper judgment regarding the proposed nominee's qualifications; (iii) be accompanied by a signed consent of the proposed nominee to serve as a director, if elected, and a representation that such proposed nominee qualifies as "independent" under NYSE Rule 303A.02 or, if the proposed nominee does not qualify, a description of the reason(s) he or she is not "independent"; (iv) state the name and address of the stockholder submitting the recommendation and the number of shares of our common stock owned of record or beneficially by such stockholder; and (v) if submitted by a beneficial stockholder, be accompanied by evidence (such as a recent brokerage statement) that the person making the recommendation beneficially owns shares of our common stock.

Criteria for Evaluating Director Nominees. In evaluating potential nominees, including potential nominees properly submitted by stockholders, our Nominating and Corporate Governance Committee will review the background and qualifications to determine the suitability of any potential nominee to serve on the Board of Directors. Specifically, the Nominating and Corporate Governance Committee will evaluate their skill, expertise, diversity, personal and professional integrity, character, business judgment, dedication, and time availability to serve on the Board of Directors. Other relevant factors are considered when the Nominating and Corporate Governance Committee considers such factors appropriate in the context of the needs of the Board of Directors and the Company.

With regard to specific qualities and skills, the Nominating and Corporate Governance Committee does not have any minimum qualifications that must be met to be considered. However, our Board of Directors believes it necessary that: (i) at least a majority of the members of the Board of Directors qualify as "independent" under NYSE Rule 303A.02 and applicable SEC rules; (ii) at least three members of the Board of Directors satisfy the audit committee membership independence criteria specified in NYSE Rule 303A.02; and (iii) at least one member of the Board of Directors, eligible to serve on the Audit Committee, have sufficient knowledge, experience, and training concerning accounting and financial matters so as to qualify as an "audit committee financial expert" within the meaning of Item 407(d)(5)(ii) of Regulation S-K.  Generally, the Nominating and Corporate Governance Committee prefers candidates that do not serve on more than four other boards of directors to help ensure that candidates are able to dedicate adequate time and attention to service on our Board of Directors.

Board Diversity. In recommending candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers Board diversity with an emphasis on diverse backgrounds, skills, and experience that will be beneficial to the Company.

Our Executive Officers

Set forth below is certain information regarding our current executive officers, with the exception of our CEO, Mr. Will, and our Executive Vice President of Business Development, Mr. Buck. See "Nominees for Directorships" above for information concerning the business experience of Mr. Will and Mr. Buck. All executive officers are elected annually by the Board of Directors.

Kenneth Core, 66, has been our Vice President and Secretary since January 2004. He was Vice President of Risk Management from July 2000 to December 2003. He served in various capacities at Builders Transport, Inc. and CRST, Inc. for over twenty-eight years, most recently as Vice President of Risk Management, prior to joining the Company in July 2000. Mr. Core has served on the ATA's Litigation Center Board of Directors since 2005 and has served on the Board of Directors of Polaris Captive Insurance Company since 2006.

Jonathan Russell, 45, has been our President of Asset Light Business Units since November 2010.  He was our Executive Vice President Logistics and President of TruckersB2B (a former wholly owned subsidiary of the Company) from August 2006 to November 2010. He was President of TruckersB2B from May 2003 to July 2006. He was COO of TruckersB2B from May 2002 to April 2003. He was Vice President of Operations for TruckersB2B from May 2000 to April 2002. Prior to joining TruckersB2B, Mr. Russell had been a Vice President in the Global Corporate Investment Bank of Citigroup Inc. ("Citi") for six years. While at Citi, Mr. Russell was responsible for the management of Citi's New York Treasury non-dollar fixed-income portfolio.

William Meek, 36, was named President and COO in July 2015. Mr. Meek previously served as our COO from October 2014 until July 2015.  Mr. Meek served as our Executive Vice President, CFO, and Treasurer from April 2012 until October 2014.  He served as our Vice President, Treasurer, and Principal Financial Officer from November 2010 to April 2012. He served Celadon Trucking Services, Inc. as Vice President of Finance and Treasurer from December 2008 to November 2010, Director of Finance from March 2006 to December 2008, and as a Financial Analyst from March 2004 to March 2006. Prior to joining Celadon Trucking Services, Inc., Mr. Meek worked as an auditor for Ernst & Young.

Bobby Peavler, 36, was named Executive Vice President, CFO and Treasurer in June 2015.  Mr. Peavler previously served as our Vice President and Principal Accounting Officer from October 2014 until June 2015. He served as Vice President of Accounting from December 2012 to October 2014, Corporate Controller from May 2011 to December 2012, and Assistant Controller from December 2004 to May 2011. Prior to joining the Company, Mr. Peavler worked as Tax Accountant with DeWitt and Shrader, PC in Indianapolis, Indiana.

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees. The Code of Business Conduct and Ethics includes provisions applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, which constitute a "code of ethics" within the meaning of Item 406(b) of Regulation S-K. A copy of the Code of Business Conduct and Ethics is available on our website at www.celadontrucking.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, our directors and executive officers and any persons owning more than ten percent (10%) of our common stock are required to report their ownership of common stock and any changes in that ownership, on a timely basis, to the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they filed. Based solely upon a review of the copies of such forms furnished to us, we believe that all of our officers, directors, and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the fiscal year ended June 30, 2016.  Copies of Section 16(a) forms that our directors and officers file with the SEC are accessible through our website at www.celadontrucking.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Proxy Statement discusses the executive compensation of our Named Executive Officers and explains to our stockholders how our executive compensation programs, policies, and decisions are made with respect to the compensation of our Named Executive Officers.  In the Compensation Discussion and Analysis below, we also discuss and analyze our executive compensation program, including the various types of compensation awarded under the program, and the corresponding compensation amounts for each Named Executive Officer.

This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative discussions) and the Committees of the Board of Directors – The Compensation Committee section contained in this Proxy Statement.  As noted in that section, our Compensation Committee, which is comprised only of directors who satisfy applicable SEC and NYSE independence requirements, oversees and administers our executive compensation policies and practices.

Overview and Philosophy of Compensation

We believe the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success. Our philosophy of executive compensation is to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, (ii) foster employee commitment, (iii) align executives' interests with our corporate strategies, our business objectives, and the long-term interests of our stockholders, and (iv) enhance executives' incentives to increase our stock price and maximize stockholder value. In many instances, we build our compensation elements around long-term retention and development together with annual rewards. To this end, we have sought to provide competitive levels of compensation that integrate pay with our annual and long-term performance goals and reward performance.

The Compensation Committee oversees all of our executive officer compensation arrangements. The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, (iii) consider factors related to our performance as a company, including accomplishment of our long-term business and financial goals, and (iv) determine and approve the compensation level of our CEO based upon such evaluation. The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives' interests with the interests of our stockholders. The Compensation Committee must also review and approve all forms of incentive compensation, including annual cash bonuses, stock option grants, restricted stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.

Role of Stockholder "Say-on-Pay"

At our 2015 Annual Meeting, we held an advisory vote on executive compensation, commonly known as "say-on-pay."  While the vote is advisory and non-binding, the Compensation Committee reviewed, and will continue to consider, the voting results to determine the cause of any significant negative voting results.  The Compensation Committee recognized that a majority of the votes cast (excluding abstentions and broker non-votes) at our 2015 Annual Meeting were against approving the non-binding proposal on executive compensation, and recognized a desire by our stockholders for the Compensation Committee to continue to closely scrutinize and evaluate the appropriate levels and methods of compensation.

The Compensation Committee believes that stockholders’ disapproval of the "say-on-pay" proposal at our 2015 Annual Meeting reflected some stockholders’ and Institutional Shareholder Services’ ("ISS") disapproval of certain aspects of our compensation policies, including the following:

•	our use of time vesting restricted stock rather than performance vesting restricted stock;

•	the level of compensation paid to our Named Executive Officers relative to ISS’ calculated total shareholder return;

•	our exclusion of certain Named Executive Officers from our performance-based bonus program and our use of discretionary bonuses for such Named Executive Officers; and

•
while a majority of votes cast at our 2014 Annual Meeting approved our non-binding proposal on executive compensation, the approval was by just slightly over 50% of the votes cast, and the proxy statement for our 2015 Annual Meeting did not disclose stockholder outreach efforts or changes to our compensation structure.

In response to declining approval of the Company’s executive compensation by stockholders, the Compensation Committee eliminated discretionary bonuses from the Company’s 2015 and 2016 bonus programs, such that Named Executive Officers covered by these programs had their bonuses determined based on the achievement of performance criteria, without the opportunity for a discretionary increase.  As a result, the Named Executive Officers subject to the 2016 Bonus Program did not receive a bonus for fiscal 2016, as the performance targets were not achieved at the minimum level required for payment.  In addition, unlike previous years, the Compensation Committee determined not to pay any discretionary bonuses for fiscal 2016 to the Name Executive Officers not covered by the 2016 Bonus Program.  The Compensation Committee further determined not to provide a bonus program for 2017 and there are no discretionary bonuses for fiscal 2017 contemplated at this time.  Accordingly, the total compensation (as set forth in the Summary Compensation Table and calculated in accordance with Item 402 of Regulation S-K) for each Named Executive Officer for fiscal 2016 who was also a Named Executive Officer with respect to fiscal 2015, with the exception of Mr. Peavler, was significantly reduced, resulting in decreases of approximately 12% to 43% in year over year total compensation, depending on the Named Executive Officer.  Mr. Peavler’s compensation increased approximately 10%, due to an increase in salary and restricted stock awards resulting from his new position as CFO. Mr. Buck, who was not a Named Executive Officer with respect to fiscal 2015, was paid a performance bonus of $125,000 for fiscal 2016.  This bonus resulted from achievement of net income results under an existing bonus plan at our subsidiary, A&S Kinard.  Mr. Buck previously served as the President of A&S Kinard.

The Compensation Committee further sought to grant salary increases for fiscal 2016 commensurate with Named Executive Officers’ increased responsibilities.  In particular, the Compensation Committee provided (i) a 10% base salary increase to Mr. Will in connection with his appointment as Chairman in recognition of the additional responsibilities required by such office; (ii) a 32% base salary increase for Mr. Meek in connection with his promotion to President and in recognition of the additional responsibilities and increased ability to impact the Company associated with such position, followed by a subsequent 6% base salary increase as part of our annual base salary review and in recognition of his continued contribution to the Company; (iii) a 25% base salary increase to Mr. Peavler in recognition of his increased contribution to the Company in his first six months as CFO; (iv) a 50% base salary increase to Mr. Buck in connection with his promotion to Executive Vice President of Business Development and the additional responsibilities required by such position; and (v) maintaining Mr. Jonathan Russell’s base salary level for fiscal 2016.  The Compensation Committee felt that these increases were justified in that they were specifically awarded as a result of increased responsibilities or contributions stemming from appointment to new offices.

The Compensation Committee continues to believe that time vesting restricted stock (which provides upside potential and downside exposure without the accounting complexity of performance vesting restricted stock) aids in appropriately aligning management with long-term stockholder interests.  Accordingly, the Compensation Committee granted awards of time vesting restricted stock to our Named Executive Officers in fiscal 2016.  However, given the decrease in total compensation resulting from the non-achievement of 2016 Bonus Program performance targets, the lack of discretionary bonuses for fiscal 2016, and the lack of bonus plan for fiscal 2017, the Compensation Committee believes that our compensation policies have been revised to address some of the concerns of our stockholders. In addition, the Compensation Committee believes that its fiscal 2016 and fiscal 2017 compensation mix, which consists primarily of base salary and restricted stock (or other equity awards that may be granted during fiscal 2017), but which excludes short-term performance based or any currently anticipated discretionary bonuses, provides our Named Executive Officers with incentive to continue to focus on long-term improvements in Company performance and stockholder value, while balancing retention objectives.

Elements of Compensation

Our compensation program for executive officers consists of two major elements, fixed and incentive compensation.  The total compensation for executive officers consists of one or more of the following components: (i) base salary, (ii) incentive compensation, which may include a performance-based annual bonus and long-term equity incentive awards, which in recent years have been in the form of stock options and/or restricted stock grants, (iii) other compensation, including specified perquisites, and (iv) employee benefits, which are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements.  In making decisions regarding an executive's total compensation, the Compensation Committee considers whether the total compensation is fair and reasonable, internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees, and within a reasonable range of the compensation afforded by other opportunities, overall economic conditions, and our recent historical performance. The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive's leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial results, the creation of stockholder value, and current and past compensation. In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value.  The Compensation Committee also takes into account the tax and accounting consequences associated with each element of compensation.  In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee's general understanding of compensation levels of public companies, and the historical compensation levels of the executive officers.

We generally do not rely on rigid formulas, other than performance measures under our annual bonus program, or short-term changes in business performance when setting compensation. In addition, the Compensation Committee has the authority to engage various compensation advisors. While the Compensation Committee has engaged in benchmarking from time-to-time in the past, the Compensation Committee did not give significant weight to any formal benchmarking metrics in determining compensation for fiscal 2016 or 2017.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executives, but not at a level that alone allows the executives to achieve the overall compensation they desire.  Base pay is a critical element of our compensation program because it provides our executive officers with stability.  Compensation stability allows our executives to focus their attention and efforts on our business objectives, which includes creating stockholder value.  In determining base salaries, we consider the executive's current salary and the executive's qualifications and experience, including, but not limited to, the executive's length of service with us, the executive's industry knowledge, and the executive's leadership, integrity, scope of responsibilities, dedication to us and our stockholders, past performance, and future potential of providing value to our stockholders. We set our base salaries at a level that allows us to pay a portion of an executive officer's total compensation in the form of incentive compensation (including annual cash bonuses and long-term incentives) and perquisites.  We believe this mix of compensation helps us incentivize our executives to maximize stockholder value in the long run.  We consider adjustments to base salaries annually and as needed in respect of changes in responsibilities to reflect the foregoing factors but do not apply a specific weighting to such factors.

Incentive Compensation

Long-Term Incentives

Our Incentive Plan is a broad-based equity plan that we use to, among other things, (i) provide annual incentives to executive officers in a manner designed to reinforce our performance goals, (ii) attract, motivate, and retain qualified executive officers by providing them with long-term incentives, and (iii) align our executives' and stockholders' long-term interests by creating a strong, direct link between executive pay and stockholder return.  The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value a company's long-term prospects).  Over time, the Compensation Committee expects to grant equity primarily using restricted stock.

Other aspects of the equity compensation portion of the program include the following:

•
a target run rate of equity grants equivalent to 1% to 2% of outstanding shares granted per year, with a fair value (considering stock options at their Black-Scholes value upon issuance and restricted stock at the closing stock price on the date of issuance) equal to approximately 1% of market capitalization annually;

•	a target grant date value equal to approximately 1.0 to 1.5 times base salary; and

•	time vesting of restricted stock awards over four or five years.

The Compensation Committee considered various alternatives for structuring incentive compensation, including the use of performance targets for restricted stock vesting. The Compensation Committee determined that the combination of time vesting restricted stock (which provides upside potential and downside exposure without the accounting complexity of performance vesting stock) and base salary provided an appropriate balance of incentive-based and retention-based compensation.

Performance-Based Annual Bonuses

Consistent with our goal of improving stockholder value, the Compensation Committee primarily evaluates earnings per share for determining whether to grant performance-based bonuses and the amount of such bonuses, if any.  In fiscal 2016, we adopted a bonus program designed to award annual cash bonuses based on the achievement of certain earnings per share thresholds. The total amount of each bonus under the bonus program is based on target bonus amounts as a percentage of the applicable Named Executive Officer's annual salary. When making determinations related to performance-based bonuses, the Compensation Committee considers various factors, including Company performance, operating metrics, and individual performance and responsibilities. Unlike certain previous years, the 2016 bonus program was strictly based on earnings per share thresholds, and did not contain a discretionary component.  The Compensation Committee reserved the right to exercise negative discretion to decrease the amount of the bonus otherwise payable and, in the past, the Compensation Committee has exercised negative discretion in awarding bonus amounts. Specific criteria evaluated by the Compensation Committee in setting these awards are described in more detail below.

Other Compensation

We provide our Named Executive Officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program.  We believe that these benefits generally allow our executives to work more efficiently in the execution of their duties.  The costs of these benefits constitute only a small percentage of each executive's total compensation.  In setting the amount of these benefits, the Compensation Committee considers each executive's position and scope of responsibilities and all other elements comprising the executive's compensation.

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) Plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our CEO

Mr. Paul Will has served our Company in many roles since joining us in 1993, including his role as President from November 2010 to July 2015. In December 2012, Mr. Will became our CEO and became our Chairman in July 2015.

In July 2015, the Compensation Committee reviewed the 2015 Bonus Program.  After reviewing the results of the Company during fiscal 2015, the Compensation Committee determined that the performance targets had been achieved at the 200% level, and granted Mr. Will a performance bonus of $650,000.

In July 2015, Mr. Will's base salary was increased to $550,000 annually from $500,000 annually.  In increasing Mr. Will's salary, the Compensation Committee recognized Mr. Will's continued, significant contributions to us and our results, as well as his additional responsibilities resulting from his appointment as Chairman.

In July 2015, the Compensation Committee approved a performance-based cash incentive plan for certain executive officers (the "2016 Bonus Program") under which Mr. Will was eligible to receive a target bonus of 100% of his base salary for fiscal 2016, or $550,000. The percentage of salary assigned to Mr. Will's potential bonus was based on the Compensation Committee's evaluation of (i) the magnitude of Will's ability to impact corporate performance based on his responsibilities, (ii) the composition of Will's total compensation package, and (iii) our long-term financial goals.  The Compensation Committee set performance targets for Mr. Will that were tied to the achievement by the Company of earnings per share targets.  The performance targets for Mr. Will were the same performance targets for our President and COO and our Executive Vice President, CFO, and Treasurer, as discussed below.  Mr. Will was entitled to receive between 0% and 200% of his target bonus depending on the level of performance target achieved.  Because we did not exceed the threshold earnings per share target for fiscal 2016, no bonus was paid to Mr. Will under the 2016 Bonus Program.

In January 2016, after considering Mr. Will's position, scope of responsibility, ability to affect our results, ability to create stockholder value, and historic and recent performance, as partially described above, and as a retention incentive, the Compensation Committee granted Mr. Will 100,000 restricted shares.  The January 2016 grant is time-based and will vest as follows: (i) 25% of the shares vest January 29, 2017; (ii) 25% of the shares vest January 29, 2018; (iii) 25% of the shares vest January 29, 2019; and (iv) 25% of the shares vest January 29, 2020.

In August 2016, the Compensation Committee determined that no bonus program would be adopted for Mr. Will or our other Named Executive Officers for fiscal 2017, and no discretionary bonuses are contemplated at this time.  In making this determination, the Compensation Committee considered our stockholders’ disapproval of our executive compensation at our 2015 Annual Meeting and recent performance challenges faced by the Company.

Compensation Paid to Our Other Named Executive Officers

For all Named Executive Officers other than our CEO, the form and amount of compensation awarded by the Compensation Committee was partially based on recommendations made by the CEO. As discussed above, the Compensation Committee relied on the business experience of its members, the historical compensation levels of the Named Executive Officers, and its general understanding of compensation levels at public companies to determine that the CEO recommendations with respect to the compensation levels and forms were appropriate for 2016.  For 2016, the form of compensation paid or potentially available to our Named Executive Officers was generally consistent with past years, with compensation consisting primarily of base salary, performance-based cash bonuses pursuant to the 2016 Bonus Program (with the exception of Mr. Buck and Mr. Jonathan Russell), and equity compensation in the form of time vesting restricted stock grants.  For each of the Named Executive Officers, the Compensation Committee considered, among other things, our financial and operating results for the periods ended June 30, 2015 and 2016, the duties and responsibilities of each Named Executive Officer, and the length of time each Named Executive Officer has been with us, as further described in each executive's biographical information found herein.

The Compensation Committee met in July 2015 to discuss and review the 2015 bonus awards for the then Named Executive Officers, which applied to all of the then Named Executive Officers except Mr. Peavler, Mr. Core, and Ms. Leslie Tarble, our former Principal Financial Officer.  The Compensation Committee reviewed the 2015 Bonus Program and our earnings per share.  After determining that we achieved the earnings per share target at the 200% level, the Compensation Committee awarded a performance bonus to each of Mr. Meek and Mr. Russell under the 2015 Bonus Program of $285,000 and $164,150, respectively.  Mr. Meek's bonus was adjusted to recognize his previous increase in annual salary from $235,000 annually to $285,000 annually.  Additionally, Mr. Peavler was awarded a discretionary bonus of $60,000, related to results achieved and contribution to those results for fiscal 2015.

In July 2015, Mr. Meek’s base salary was increased from $285,000 to $375,000 annually as a result of his promotion from Chief Operating Officer and Executive Vice President to Chief Operating Officer and President.  In granting this increase, the Compensation Committee recognized Mr. Meek’s additional responsibilities and ability to impact the Company’s performance in his new role as President.

In January 2016, Mr. Meek's base salary was increased to $400,000 annually from $375,000 and Mr. Peavler's base salary was increased to $200,000 annually from $160,000 annually. These increases were granted by the Compensation Committee based on Messrs. Meek's and Peavler's scope of responsibilities and historical and recent performance of the Company. Mr. Jonathan Russell's salary remained at $335,000 for fiscal 2016. In March 2016 Mr. Buck’s salary was increased to $300,000 annually from $200,000 in connection with his promotion to Executive Vice President of Business Development and the additional responsibilities required by such position.

The Compensation Committee also made grants of restricted shares to each of the other Named Executive Officers in January 2016. After considering previous restricted stock grants to each Named Executive Officer, other than the CEO in prior years and each Named Executive Officer's base salary, position, scope of responsibility, ability to affect our results, ability to create stockholder value, and historic and recent performance, the Compensation Committee granted: (i) Mr. Meek 70,000 restricted shares, (ii) Mr. Peavler 15,000 restricted shares, (iii) Mr. Jonathan Russell 15,000 restricted shares, and (iv) Mr. Buck 12,500 restricted shares.  All shares were granted in January 2016. As with the grant to Mr. Will discussed above, all grants made to the other Named Executive Officers will vest ratably over four years.  The Compensation Committee believes its 2016 restricted stock grants provide an appropriate mix of long-term incentive based compensation to our Named Executive Officers, while encouraging each Named Executive Officer to work toward achieving the Company's goal of continued financial improvement.

Pursuant to the 2016 Bonus Program adopted in July 2015, the Compensation Committee approved annual cash bonus opportunities for fiscal 2016 under which Mr. Meek and Mr. Peavler were eligible to receive a cash bonus award based on a percentage of their respective base salaries.  Messrs. Jonathan Russell and Buck were not covered by the 2016 Bonus Program.  These bonuses involved the achievement of the earnings per share goals and, unlike certain previous years, did not include a discretionary component.  The percentage of salary assigned to each of these officers was adjusted for any salary changes during the year and was based on the Compensation Committee's evaluation of: (i) the magnitude of each officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (ii) the composition of each officer's total compensation package, and (iii) our long-term financial goals.

The Compensation Committee established the following criteria for attainment of the 2016 cash bonuses:

Name and Position	Target Bonus as a Percentage of Salary	Target Bonus in Dollars
William Meek, President and COO	100%	$375,000

Bobby Peavler Executive Vice President, CFO, and Treasurer	100%	$160,000

As noted above, under the 2016 Bonus Program, the entire potential bonus for each applicable Named Executive Officer was based on an earnings per share target, unlike certain of our previous cash bonus programs, which have included a discretionary component.  The Compensation Committee reserved the right to exercise negative discretion in awarding bonus amounts.

The recipients were eligible to earn between 0% and 200% of the target, depending on the level of performance.

Earnings per share is equal to diluted earnings per share as reflected in our audited financial statements, excluding any gain or loss attributable to extraordinary non-cash items.  The bonus amounts under the 2016 Bonus Program were linear in between the identified earnings per share targets and adjusted for the pro forma impact of any acquisitions or dispositions.

Diluted EPS Calculation
Fiscal 2016 EPS	Percentage of Target Bonus
<$1.50	0%
$1.50	50%
$1.60	100%
$1.70	150%
$1.80	200%

The Compensation Committee viewed the 2016 performance targets as reflecting a range of performance that was achievable but uncertain, with the upper end of the range reflecting a significant accomplishment.

The Compensation Committee met in July 2016 to discuss and review the 2016 bonus awards for the Named Executive Officers.  The Compensation Committee reviewed the 2016 Bonus Program and our earnings per share.  After determining that we achieved earnings per share below the 0% target, the Compensation Committee awarded no performance bonus to Mr. Meek or Mr. Peavler under the 2016 Bonus Program.  Unlike previous years, the Compensation Committee also determined not to pay discretionary bonuses to Named Executive Officers not covered by the 2016 Bonus Program.  In making this determination, the Compensation Committee considered the fact that the performance goals under the 2016 Bonus Program had not been achieved at the minimum level required for payment, our stockholders’ disapproval of our executive compensation at our 2015 Annual Meeting, and certain performance challenges faced by the Company.  Mr. Buck was granted a performance bonus of $125,000 for fiscal 2016 based on achievement of net income targets for our subsidiary, A&S Kinard, under an existing bonus plan for employees of A&S Kinard.

We also provided each Named Executive Officer with 401(k), medical, dental, and group life insurance. Each perquisite is designed to help the officer more effectively carry out his responsibilities for us.

19th Capital Group Transaction and Profits Interest Grant to Named Executive Officers

Initial 19th Capital Group Transaction

During the first fiscal quarter of 2016, we entered into a joint venture called 19th Capital Group, LLC ("19th Capital") for the purpose of financing additional growth of our Quality Companies business segment ("Quality Companies" or "Quality").  Quality Companies facilitates the ownership and leasing of new tractors by independent contractors who contract to provide tractor and driver capacity to us and to other fleets.  Over the past three fiscal years, our Quality Companies unit has grown tractors under management to approximately 11,300 at June 30, 2016, from 750 at June 30, 2013.  We believe Quality significantly complements our core freight business lines for several reasons.  First, our consolidated buying power, warranty plans, maintenance experience, and insurance expertise allow us to provide a differentiated services suite to independent contractors and third-party fleets that may not have capacity or desire to build these skill sets internally.  Second, the Quality business, to the extent pursued off-balance sheet with financial partners such as our third party financing provider, has the prospect for more consistent margins, lower capital expenditures and higher return on invested capital than our traditional truckload business.  Third, we are able to access an entrepreneurial and high-performing segment of the professional truck driving population that otherwise may go unserved generally or untapped by us.  While recent softness in the freight and used equipment markets has curtailed Quality’s growth, we continue to believe that Quality provides an attractive and diversified revenue stream relative to our core business, and will continue to evaluate growth opportunities as market conditions permit.

To date, most of Quality's tractors have been purchased by us on favorable terms through our consolidated buying power and then sold to a third party financing provider.  This provider then leases the tractors to independent contractors who provide capacity to us and other trucking companies. Under a servicing arrangement, Quality Companies provide the third party financing provider and its lessees with driver recruiting, lease payment remittance, insurance, maintenance, and other services for a fee.  We believed our third party financing provider’s capacity to grow fully with Quality Companies could be limited by their account concentration limits as well as their desire to limit participation in the third party fleet market.  In addition, we believed it was in our best interest to diversify our sources of growth capital and encourage competitive terms.  Accordingly, we sought additional financial partners.

After reviewing multiple proposals for financing the Quality Companies fleet business, most of which would have required direct or indirect credit support from us, and resulting balance sheet consolidation, we received a proposal from Larsen MacColl Partners, an unaffiliated investment firm ("LMC"), to form 19th Capital to perform a role similar to our third party financing provider's but with additional economic opportunity for us.  We evaluated the joint venture as follows:

Celadon		LMC
•	Move portfolio off balance sheet, with no financial statement consolidation expected	•	Controlling ownership position
•	Opportunity to grow fleet business and participate in economics from lease income stream and residual value of tractors	•	Minimal LMC operating responsibility
•	Portfolio sale and servicing terms at least as favorable to us as under the agreements with our third party financing provider	•	Portfolio purchase and servicing terms substantially similar to those granted to our third party financing provider
•	No management participation in equity until after a complete return of capital to the investors	•	Significant equity incentive for 19th Capital and our management to align interests
•	Our compensation committee to consider the value received by any executive officer from the profits interests in 19th Capital in making its future compensation decisions involving executive officers	•	Opportunity to meet hurdle rate returns
•	No transactions with, hiring of, or compensation of, our personnel without consent of our independent directors

In September 2015 19th Capital was capitalized with $4.0 million of cash from Tiger, ELS LLC ("Tiger"), an entity controlled by LMC, for 66.7% of 19th Capital's Class A interests and $2.0 million of cash from us for 33.3% of the Class A interests.  These amounts may be increased to fund future growth, and we have the right, but not the obligation, to keep our pro rata interest. The members of 19th Capital are party to a certain Limited Liability Company Agreement of 19th Capital Group, LLC (the "LLC Agreement"). Under the LLC Agreement, the affirmative vote of members holding a majority of percentage interests of each respective class is required for an act of the members.  Generally, any distributions are paid first to the Class A members up to an amount equal to their respective capital contributions, plus a Class A preferred return of 12% per annum of their respective capital contributions, then to the Class B members in accordance with their percentage interests.  Class A members have preemptive rights with respect to new issuances of equity.  The LLC Agreement also contains other customary provisions relating to governance and management, tax matters, indemnification, and restrictions on transfer of membership interests.

In addition, LMC and we determined that the success of 19th Capital was highly dependent on the active involvement and aligned interest of management of 19th Capital, Quality Companies, and us, in order to continue to grow the third party fleet business.  Accordingly, participants from each of those management teams were granted incentive units in the form of Class B interests that participate in profits of 19th Capital after return of all current and future invested capital and the Class A preferred return. On a fully diluted basis, after return of capital and the preferred return to the Class A members and taking into account the participation of Celadon and Tiger, profit distribution would be 48% to Tiger, 25% to Celadon, 14% to Celadon management, 9% to Quality Companies management, and 4% to 19th Capital management.  These management allocations reflect LMC's and our viewpoints of the historical and expected future contributions to the Quality Companies business model and industry relationships that will drive growth opportunities.

Certain relationships between us and our Named Executive Officers who are Class B members (the "Related Class B Members"), along with the percentage of Class B membership interest held by each Related Class B Member, are described below.

Class B Member	Relationship	Class B Percentage Interest
Paul Will	CEO and Chairman of the Company	4.5%
William Meek	President and Chief Operating Officer of the Company	4.5%
Bobby Peavler	Executive Vice President, CFO, and Treasurer of the Company	1.0%

19th Capital is a relatively new company with limited operating history.  19th Capital's ability to pay dividends is restricted by, among other things, its cash needs, financing arrangements, and provisions of law.  In addition, Class B members are not entitled to receive any dividends until the Class A members receive a preferred return, as noted above.  There is no recognized market for 19th Capital's Class B equity and the transfer of such equity is subject to significant restrictions in the LLC Agreement.  The Class B equity is intended to qualify as a "profits interest" under the Internal Revenue Code.  Thus, the Class B equity does not share in any value of 19th Capital existing on the grant date and has a capital account of zero.  To date, no distributions have been paid in respect of Class B equity interests.  It is impracticable to determine an approximate dollar value of the Related Class B Members' interest in the 19th Capital transaction at this time.

The 19th Capital Group transactions were approved by a committee of our board of directors comprised solely of independent directors.  In addition, the Compensation Committee determined that due consideration would be given to any amounts received by our Named Executive Officers in respect of their Class B interests when making future compensation decisions with respect to such persons.  Although the Class B grants may not be reportable as compensation because of the nature of the grants and the fact that 19th Capital Group is not a subsidiary of ours, we are reporting the grants to ensure stockholder awareness of the grants and our view that such grants are necessary and beneficial to promote the growth of Quality Companies.

The net sales proceeds of units to 19th Capital from us or our subsidiaries totaled $58.8 million for fiscal 2016. Our net gain as a result of these transactions was $2.3 million. In a separate transaction we received $30.0 million in net proceeds from the disposition of leased equipment, with a book value of approximately $37.7 million. Although we transferred title of these assets, we retained certain risks of ownership through a deferred payment stream associated with the ultimate disposition of the equipment at the end of the lease period. We deemed that this transaction did not qualify for sales treatment under ASC 840-20- 40-3. As a result, these assets were not removed from our balance sheet, but were reclassified to leased assets, as we retain approximately 20% of the net asset value. We recorded a liability of $30.0 million with the current portion in other accrued liabilities and the long-term portion in other liabilities that will pay down over an estimated period of 49 months as lease payments from owner operators are collected and remitted to 19th Capital.

Quality Companies Memorandum of Understanding

In September 2016, we signed a Memorandum of Understanding (the "MOU") with Quality Companies’ third party financing provider, under which substantially all of Quality Companies’ tractors under management owned by such third party financing provider, 19th Capital, and Quality Companies would be combined into 19th Capital as a joint venture.  Under the MOU, the joint venture would own all or substantially all of the 11,300 tractors under management by Quality Companies that are currently owned by a combination of Quality Companies, 19th Capital, and the financing provider.  The existing agreements with the third party financing provider would be terminated and replaced with definitive agreements contemplated by the MOU.

The MOU contemplates that the equity interests in 19th Capital held by Tiger will be redeemed by 19th Capital, and that the Class B interests held by certain members of management would be eliminated, which may involve a redemption for cash or other consideration.  The terms on which the Class B interests would be eliminated, including, without limitation, the extent to which the holders of the Class B interests will receive any payment or other consideration as part of the transaction, are subject to the completion of definitive documentation, as discussed below.  We anticipate that these terms will be disclosed once the definitive documentation is complete and becomes effective.

The MOU only provides a preliminary outline with respect to this potential transaction, and the consummation of the transaction is subject to negotiation and execution of definitive agreements, due diligence, board approval of both parties, certain consent requirements, and, as discussed above, successful redemption of the other existing owners of 19th Capital.  Accordingly, the joint venture may not be consummated.  If it is not consummated, we anticipate that Quality’s financing arrangements would, at least initially, continue as currently structured.

Compensation Decisions with Respect to Fiscal 2017

The Compensation Committee annually reviews and considers increases in the base salaries of our Named Executive Officers, as well as proposals to grant equity awards to each Named Executive Officer based on the number of restricted shares granted to each Named Executive Officer in prior years and each Named Executive Officer's base salary, position, scope of responsibility, ability to affect our results, ability to create stockholder value, and historic and recent performance, as described above.  Except as disclosed herein, management has not proposed and the Compensation Committee has not yet considered any further changes to the salaries of our Named Executive Officers. Nevertheless, the Compensation Committee may consider changes to the Named Executive Officers' base salaries and grants of equity awards to the Named Executive Officers in future meetings.

After reviewing the say-on-pay voting results from our 2015 Annual Meeting and recent performance challenges experienced by the Company, the Compensation Committee determined not to adopt a cash bonus program for fiscal 2017.  In addition, no discretionary bonuses for fiscal 2017 are contemplated at this time.  However, the Compensation Committee intends to monitor our performance and management's performance and make any final determination on future cash bonus awards for fiscal 2017 at a later date.  The Compensation Committee believes that the existing compensation mix for fiscal 2017, which consists of a combination of base salary and equity grants, will incent our Named Executive Officers to focus on long-term performance improvements and stockholder value.

Employment Agreements

We have a separation agreement with Mr. Will, our Chairman and CEO. The agreement with Mr. Will reflects the fact that a significant portion of his total compensation may, at any point in time, consist of unvested stock options or restricted stock holdings and that some measure of protection against a possible, but unpredictable, action of successor corporations is desirable for both Mr. Will and the Company. This agreement also reduces the risk that alignment between the interests of Mr. Will will be decoupled from our stockholders' interests by a change-in-control event. The payout provisions under this agreement were established based on prevailing market practice.

Under Mr. Will's separation agreement with us, we have the right at any time, with or without prior written notice, to terminate his employment or obtain his resignation. The agreement provides that in the event of termination of employment, Mr. Will will be entitled to receive from us: (i) a lump-sum payment in an amount equal to one year's salary less normal withholding; (ii) a pro-rata bonus payment equal to the then current bonus formula for the time employed in the then current fiscal year up to the date of termination in that fiscal year less normal withholdings; (iii) a lump sum payment equal to twelve months of COBRA premiums for the group medical and dental plans; and (iv) a lump sum payment in an amount equal to twelve months of his car allowance.  In addition, in such event, Mr. Will will be entitled to exercise any vested or unvested stock options he then has in accordance with the terms of the Incentive Plan, for a period of one year from the termination of his employment.

Potential Payments Upon Termination or Change in Control

Under certain circumstances in which there is a change of control, certain outstanding and unvested shares of restricted stock granted to recipients, including Named Executive Officers, under the Incentive Plan may become vested upon the occurrence of such event, notwithstanding that such restricted shares may not have otherwise been fully exercisable or fully vested.  In the future, stock options could be granted with similar terms.  We do not have any outstanding, unexercisable stock options as of September 30, 2016.

Generally speaking, and as qualified by the terms of the relevant plans and award notices, a "change in control" occurs if: (i) someone acquires 50% or more of the combined voting power of our stock, unless after the transaction more than 75% of the acquiring company is owned by all or substantially all of those persons who were beneficial owners of our stock prior to such acquisition; (ii) a majority of our directors is replaced, other than with new directors approved by at least three-fourths of incumbent directors, with directors obtaining such approval being included as incumbent directors; (iii) we consummate a reorganization, merger, or consolidation where, following such transaction, all or substantially all of those persons who were beneficial owners of our stock immediately prior to the transaction do not own, immediately after the transaction, more than 75% of the outstanding securities of the resulting corporation; or (iv) approval by our stockholders of a complete liquidation and dissolution of the Company or of a sale or other disposition of all or substantially all of our assets, other than to one of our subsidiaries.

The estimated value of restricted stock that would have vested for our Named Executive Officers as of June 30, 2016 under the acceleration scenarios described above is set forth in the table below.  The value for the accelerated restricted stock was calculated by multiplying the closing market price of our stock on June 30, 2016 ($8.17) by the number of shares of accelerated restricted stock.  For additional information on the number of currently unvested restricted stock that may immediately vest in the event of a change in control, please refer to the Outstanding Equity Awards at Fiscal Year-End Table.

Name	Value of Accelerated Restricted Stock ($)
Paul Will	1,410,551
Bobby Peavler	161,358
Eric Meek	868,675
Jonathan Russell	338,442
Kenneth Buck, Jr.	102,125

Other Policies and Considerations

Risk Considerations Regarding Compensation

We believe our compensation policies and practices for executive and non-executive employees create appropriate and meaningful incentives for our employees and encourage the avoidance of excessive or inappropriate risks.  Our Compensation Committee assesses the risks that could arise from such policies and practices by regularly reviewing the various elements and aspects of our compensation, including base salaries, incentive compensation (which has recently included long-term equity awards and performance-based annual bonuses), perquisites, employee benefits, and other compensation.  Upon concluding such assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a materially adverse impact on the Company.  In making this determination, our Compensation Committee primarily considered the following factors:

•
Our general compensation structure utilizes a combination of short-term (such as base salary and, with respect to fiscal 2016, performance-based annual bonuses) and long-term (equity awards) elements.  This balanced mix aligns our compensation with the achievement of short- and long-term Company goals, promotes short- and long-term executive decision-making, and does not encourage or incentivize excessive or unreasonable risk-taking by employees in pursuit of short-term benefits.

•
Variable compensation elements are based on financial results, including earnings per share, our long-term financial goals, the composition of each Named Executive Officer's total compensation, and the ability of each Named Executive Officer to impact our performance and contribute to improved financial results.

•	The Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.

•	Base salaries for our employees are competitive and generally consistent with salaries paid for comparable positions in our industry.

•
Our internal controls over financial reporting, audit practices and corporate codes of ethics and business conduct were implemented to reinforce the balanced compensation objectives established by our Compensation Committee.

Stock Pledging and Hedging Policy

Under our Stock Pledging and Hedging Policy, our directors and executive officers are prohibited from engaging in any pledging or hedging transactions with respect to the Company's securities.

Director Evaluation Program

The Nominating and Corporate Governance Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of our Board of Directors’ compliance with applicable corporate governance requirements and identification of areas in which our Board of Directors might improve its performance.  The Nominating and Corporate Governance Committee also is responsible for developing and implementing an annual self-evaluation process for our Board of Directors designed to assure that directors contribute to our corporate governance and to our performance.  These tasks are accomplished in part through our annual Board of Directors evaluation questionnaire in which our outside directors assess and comment on various issues concerning our Board of Director's performance, oversight, resources, composition, culture, and committees.  Questionnaire responses are anonymously compiled and summarized in a report distributed to our Board of Directors by our general counsel.  We believe this provides valuable constructive feedback that contributes to the Board's overall effectiveness, functionality, and oversight.

Summary Compensation Table

 The following table sets forth information concerning the total compensation for fiscal 2014, 2015, and 2016 awarded to, earned by, or paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Paul Will, CEO and Chairman	2016	544,036	-	794,000	-	15,372	1,353,408
	2015	500,000	-	1,040,850	650,000	14,173	2,205,023
	2014	500,000	43,875	1,061,280	427,375	19,285	2,051,815
Bobby Peavler, Executive Vice President, CFO, and Treasurer	2016	174,614	-	119,100	-	6,006	299,720
	2015	119,039	60,000	92,520	-	512	272,071
William Meek, President and COO	2016	373,403	-	555,800	-	13,415	942,618
	2015	267,692	-	520,425	285,000	3,433	1,076,550
	2014	223,461	15,863	530,460	154,512	2,826	927,122
Jonathan Russell, President of Asset Light Business Units	2016	335,000	-	119,100	-	2,521	456,621
	2015	335,000	-	289,125	164,150	11,864	800,139
	2014	335,000	22,613	434,160	220,262	13,906	1,025,941
Kenneth Buck, Jr., Executive Vice President of Business Development	2016	232,278	-	99,250	125,000	3,484	460,012

(1)
See "Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Compensation Paid to our Named Executive Officers – "Compensation Paid to Our CEO," and "Compensation Paid to Our Other Named Executive Officers" for a description of the fiscal 2015 and fiscal 2016 bonus amounts.

(2)
This column represents the grant date fair value of the stock awards under FASB ASC Topic 718 granted to the Named Executive Officers during fiscal 2016, 2015, and 2014. The fair value of the equity awards is accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, refer to Note 1, Organization and Summary of Significant Accounting Policies and Note 6, Stock Plans, of our consolidated financial statements in the Form 10-K for the year-ended June 30, 2016, as filed with the SEC on September 13, 2016. These amounts reflect our expected accounting expense over the relevant performance period and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

(3)
This column represents the dollar amount earned by Messrs. Will, Meek, and Jonathan Russell pursuant to the 2014 and 2015 Bonus Programs for achieving certain performance targets as provided in the 2014 and 2015 Bonus Programs, and indicates that no amount was earned by Messrs. Will, Meek, and Peavler pursuant to the 2016 Bonus Program. With respect to Mr. Buck, this column represents the amount awarded under our A&S Kinard subsidiary’s incentive plan.  For additional information on the fiscal 2016 awards to Messrs. Will, Meek and Peavler see "Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Compensation Paid to our Named Executive Officers – "Compensation Paid to Our CEO" and "Compensation Paid to Our Other Named Executive Officers."

(4)	See the "All Other Compensation Table" for additional information.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Company Contribution to 401(k) Plans ($)	Severance Payments / Accruals ($)	Total ($)
Paul Will	2016	-	12,012	3,360	-	15,372
Bobby Peavler	2016	-	6,006	-	-	6,006
William Meek	2016	-	10,368	3,047	-	13,415
Jonathan Russell	2016	-	-	2,521	-	2,521
Kenneth Buck, Jr.	2016	-	-	3,484	-	3,484

Narrative to Summary Compensation Table

See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during fiscal 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)
Paul Will	1/29/2016 -	- 275,000	- 550,000	- 1,100,000	100,000 -	794,000 -
Bobby Peavler	1/29/2016 -	- 80,000	- 160,000	- 320,000	15,000 -	119,100 -
William Meek	1/29/2016 -	- 187,500	- 375,000	- 750,000	70,000 -	555,800 -
Jonathan Russell	1/29/2016 -	- -	- -	- -	15,000 -	119,100 -
Kenneth Buck, Jr.	1/29/2016 -	- 75,000	- 100,000	- 125,000	12,500 -	99,250 -

(1)
The amounts reported in these columns are not actual awards; they represent the possible threshold, target, and maximum awards that could have been earned by the Named Executive Officer based upon a percentage of the grant date salaries. The actual amount earned by the Named Executive Officer, if any, is reported in the Summary Compensation Table.

(2)	Shares will vest over a four-year period (25% vests on 01/29/17, 25% vests on 1/29/18, 25% vests on 1/29/19, and 25% vests on 1/29/20).
(3)
This column represents the grant date fair value of the stock awards under FASB ASC Topic 718 granted to the Named Executive Officers during fiscal 2016. The fair value of the equity awards is accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, refer to Note 1, Organization and Summary of Significant Accounting Policies and Note 6, Stock Plans, of our consolidated financial statements in the Form 10-K for the year-ended June 30, 2016, as filed with the SEC on September 13, 2016. These amounts reflect our expected accounting expense over the relevant performance period and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

Narrative to Grants of Plan-Based Awards

See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of the equity grants made during fiscal year 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of June 30, 2016. All stock option grants and equity incentive plan awards are in shares of our common stock.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Paul Will	10/26/07	147,206	-	8.67	10/26/17	-	-
	1/22/13	-	-	-	-	12,500(1)	102,125
	3/10/14	-	-	-	-	26,400(2)	215,688
	1/28/15	-	-	-	-	33,750(3)	275,738
	1/29/16	-	-	-	-	100,000(4)	817,000
Bobby Peavler	1/21/11	2,500	-	14.39	1/21/21	-	-
	10/23/12	-	-	-	-	750(5)	6,128
	1/30/14	-	-	-	-	1,000(6)	8,170
	1/28/15	-	-	-	-	3,000(3)	24,510
	1/29/16	-	-	-	-	15,000(4)	122,550
William Meek	1/22/13	-	-	-	-	6,250(1)	51,063
	3/10/14	-	-	-	-	13,200(2)	107,844
	1/28/15	-	-	-	-	16,875(5)	137,869
	1/29/16	-	-	-	-	70,000(6)	571,900
Jonathan Russell	10/26/07	75,000(7)	-	8.67	10/26/17	-	-
	1/22/13	-	-	-	-	6,250(1)	51,063
	3/10/14	-	-	-	-	10,800(2)	88,236
	1/28/15	-	-	-	-	9,375(3)	76,594
	1/29/16	-	-	-	-	15,000(4)	122,550
Kenneth Buck, Jr.	1/29/16	-	-	-	-	12,500(4)	102,125

(1)	This amount represents unvested restricted stock grants. The grants vest over a four-year period (25% vested on 01/22/14, 25% vested on 01/22/15, 25% vested on 01/22/16, and 25% vests on 01/22/17).
(2)
This amount represents unvested restricted stock grants.  The grants vest over a five-year period (20% vested on 3/10/15, 20% vested on 3/10/16, 20% vests on 3/10/17, 20% vests on 3/10/18 and 20% vests on 03/10/19).

(3)	This amount represents unvested restricted stock grants. The grants vest over a four-year period (25% vested on 1/28/16, 25% vests on 1/28/17, 25% vests on 1/28/18, and 25% vests on 1/28/19).
(4)	This amount represents unvested restricted stock grants. The grants vest over a four-year period (25% vests on 1/29/17, 25% vests on 1/29/18, 25% vests on 1/29/19, and 25% vests on 1/29/20).
(5)	This amount represents unvested restricted stock grants. The grants vest over a four-year period (25% vested on 10/23/13, 25% vested on 10/23/14, 25% vested on 10/23/15, and 25% vested on 10/23/16).
(6)	This amount represents unvested restricted stock grants. The grants vest over a four-year period (25% vested on 1/30/15, 25% vested on 1/30/16, 25% vests on 1/30/17, and 25% vests on 1/30/18).
(7)	This amount represents unexercised options transferred to Mr. Jonathan Russell as a gift from his late father and one of our former directors, Mr. Stephen Russell, in January 2008.

Option Exercises and Stock Vested

The following table sets forth information concerning the vesting of certain option and stock awards in fiscal 2016 for our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul Will	-	-	45,050	359,413
Bobby Peavler	-	-	2,625	29,779
William Meek	-	-	20,025	190,732
Jonathan Russell	-	-	20,475	161,936
Kenneth Buck, Jr.	-	-	-	-

Pension Benefits

We do not offer, and the Named Executive Officers did not participate in, any pension plan during any period while employed by us.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for fiscal 2016.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Robert Long	58,750	71,002(3)	129,752
Catherine Langham	57,500	71,002(3)	128,502
Michael Miller	73,750	71,002(3)	144,752

(1)
This column represents the amount of cash compensation earned in fiscal 2016 by non-employee directors for service on the Board of Directors and, with respect to Mr. Long, Ms. Langham, and Mr. Miller, on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

(2)
This column represents the grant date fair value of the stock awards under FASB ASC Topic 718 granted to the non-employee directors during fiscal 2016. The fair value of the equity awards is accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, refer to Note 1, Organization and Summary of Significant Accounting Policies and Note 6, Stock Plans, of our consolidated financial statements in the Form 10-K for the year-ended June 30, 2016, as filed with the SEC on September 13, 2016. These amounts reflect our expected accounting expense over the relevant performance period and do not correspond to the actual value that will be recognized by the directors.

(3)
In December 2015 each non-employee director received 6,814 shares of our common stock, determined by dividing the current year's director compensation subject to payment in common stock, by the closing market price of our common stock on the date of grant, or $10.42 per share. These shares are subject to certain holding and other restrictions.

Narrative to Director Compensation

For fiscal 2016 directors who are not our employees received annual compensation consisting of cash compensation of $50,000, plus an additional $2,500 for serving on a committee, $2,500 for serving as a committee chair, and, for Mr. Miller, $15,000 for serving as lead independent director.  In April 2015 our Compensation and Nominating Committee was split into the Compensation Committee and Nominating and Corporate Governance Committee.  Director compensation was adjusted for this split effective as of January 1, 2016, such that each non-employee director received a pro-rated amount for serving on an additional committee for the latter half of fiscal 2016.  There were no fees paid for meeting attendance. In addition, we established equity compensation for our non-employee directors of approximately $71,000, consisting of a number of shares of restricted stock equal to $71,000 divided by the closing stock price on the date of the grant (rounded to the nearest share). Accordingly, at the 2015 Annual Meeting, each of our non-employee directors received equity compensation of approximately $71,000, consisting of a number of shares of restricted stock equal to $71,000 divided by the closing stock price on the date of the grant (rounded to the nearest share), which resulted in each such director receiving restricted stock awards in the amount of 6,814 shares. The restricted stock awards will vest entirely on the date of the 2016 Annual Meeting. The shares must be held for a minimum of two years following the vesting date so long as the recipient remains a director.

For fiscal 2017, the annual compensation program for directors will remain the same as in fiscal 2016, provided that no proration should be necessary for the addition of a committee, as was the case for fiscal 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of October 12, 2016, the number and percentage of outstanding shares of our common stock beneficially owned by (i) each person known by us to beneficially own more than five percent (5%) of the outstanding shares of the common stock, (ii) each of our Named Executive Officers, (iii) each of our directors, and (iv) all of our directors and executive officers as a group.  Share numbers and other information for BlackRock, Inc. ("BlackRock"), Invesco Ltd. ("Invesco"), T. Rowe Price Associates, Inc. ("T. Rowe"), Wellington Management Group LLP ("Wellington"), Dimensional Fund Advisors LP ("Dimensional"), Victory Capital Management, Inc. ("Victory"), and Thompson Siegel & Walmsley, LLC ("Thompson") included in the following table and notes are solely based upon Schedules 13G and 13G/A filed by BlackRock, Invesco, T. Rowe, Wellington, Dimensional, Victory, and Thompson with the SEC on August 9, 2016, January 29, 2016, February 11, 2016, July 11, 2016, February 9, 2016, February 12, 2016, and January 28, 2016, respectively.  We had issued and outstanding 28,209,202 shares of common stock as of October 12, 2016.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class(2)
Common Stock	Paul Will	407,206(3)	1.44%
Common Stock	Jonathan Russell	307,204(4)	1.09%
Common Stock	William Meek	142,000(5)	*
Common Stock	Bobby Peavler	27,875(6)	*
Common Stock	Kenneth Buck, Jr.	12,500(7)	*
Common Stock	Michael Miller	44,141(8)	*
Common Stock	Robert Long	10,169(9)	*
Common Stock	Catherine Langham	35,408(10)	*
Common Stock	BlackRock, Inc.	2,827,748(11)	10.02%
Common Stock	Invesco Ltd.	1,169,669(12)	4.15%
Common Stock	T. Rowe Price Associates, Inc.	1,456,000(13)	5.16%
Common Stock	Wellington Management Group LLP	3,924,271(14)	13.91%
Common Stock	Dimensional Fund Advisors LP	1,653,285(15)	5.86%
Common Stock	Victory Capital Management, Inc.	1,649,832(16)	5.85%
Common Stock	Thompson Siegel & Walmsley, LLC	1,393,122(17)	4.94%
Common Stock	All directors and executive officers as a group (9 persons)	1,077,275(18)	3.82%

*	Represents beneficial ownership of not more than 1% of the outstanding common stock.
(1)
The address of each Named Executive Officer and other directors is 9503 East 33rd Street, One Celadon Drive, Indianapolis, IN 46235. The address of Blackrock is 55 East 52nd Street, New York, NY 10055. The address of Invesco is 1555 Peachtree Street NE, Atlanta, GA 30309. The address of T. Rowe is 100 E. Pratt Street, Baltimore, MD 21202. The address of Wellington is 280 Congress Street Boston, MA 02210.  The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, TX 78746.  The address of Victory Capital Management, Inc. is 4900 Tiedeman Road, 4th Floor, Brooklyn, OH 44144.  The address of Thompson Siegel & Walmsley, LLC is 6806 Paragon Place, Suite 300, Richmond, VA 23230.

(2)
Beneficial ownership is calculated in accordance with the rules of the SEC. A person is deemed to have "beneficial ownership" of any security that he or she has a right to acquire within sixty days following October 12, 2016. Shares of common stock underlying stock options that are currently exercisable or will be exercisable within sixty days following October 12, 2016 are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of all executive officers and directors as a group, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or entity. As a result, the denominator used in calculating beneficial ownership percentages among our stockholders and management may differ. As of October 12, 2016, our executive officers and directors held shares of common stock underlying stock options currently exercisable or that will become exercisable within sixty days following October 12, 2016 in the following amounts: Mr. Will – 147,206; Mr. Jonathan Russell – 75,000; Mr.  Meek – 0; Mr. Peavler – 2,500; Mr. Buck– 0; Mr. Miller – 0; Mr. Long – 0; and Ms. Langham – 0.

(3)
Includes: (a) 251,600 shares held directly by Mr. Will, (b) 147,206 shares covered by stock options granted to Mr. Will that are currently exercisable or that will become exercisable within sixty days, and (c) 8,400 shares held by Mr. Will's children, of which Mr. Will disclaims beneficial ownership for purposes of Section 16 of the Exchange Act or for any other purpose.

(4)
Includes (a) 226,717 shares held directly by Mr. Jonathan Russell, (b) 75,000 shares covered by stock options received by Mr. Russell as a gift from his father, Mr. Stephen Russell, that are currently exercisable, and (c) 5,487 shares held by Mr. Jonathan Russell's sons, of which Mr. Jonathan Russell disclaims beneficial ownership for purposes of Section 16 of the Exchange Act or for any other purpose.

(5)	Represents 142,000 shares held directly by Mr. Meek.
(6)
Includes: (a) 25,375 shares held directly by Mr. Peavler, and (b) 2,500 shares covered by stock options granted to Mr. Peavler that are currently exercisable or that will become exercisable within sixty days.

(7)	Represents 12,500 shares held directly by Mr. Buck.
(8)	Represents 44,141 shares held directly by Mr. Miller.
(9)	Represents 10,169 shares held directly by Mr. Long.
(10)	Represents 35,408 shares held directly by Ms. Langham.
(11)	Represents 2,827,748 shares beneficially owned by BlackRock, (a) 2,769,457 over which it has sole voting power, and (b) over all of which it has sole dispositive power.
(12)	Represents 1,169,669 shares beneficially owned by Invesco, over all of which it has sole voting power and sole dispositive power.
(13)	Represents 1,456,000 shares beneficially owned by T. Rowe, (a) 220,100 shares over which it has sole voting power, and (b) over all of which it has sole dispositive power.
(14)	Represents 3,924,271 shares beneficially owned by Wellington, (a) 3,077,084 shares over which it has shared voting power, and (b) over all of which it has shared dispositive power.
(15)	Represents 1,653,285 shares beneficially owned by Dimensional, (a) 1,574,871 shares over which it has sole voting power, and (b) over all of which it has sole dispositive power.
(16)	Represents 1,649,832 shares beneficially owned by Victory Capital Management, (a) 1,581,345 shares over which it has sole voting power, and (b) over all of which it has sole dispositive power.
(17)
Represents 1,393,122 shares beneficially owned by Thompson, Siegel, & Walmsley, (a) 1,149,591 shares over which it has sole voting power, (b) 243,531 shares over which it has shared voting power, and (c) over all of which it has sole dispositive power.

(18)
The other executive officer is Kenneth Core.  Mr. Core beneficially owns 90,772 shares of our common stock, which are comprised of: (a) 70,772 shares held directly by Mr. Core, and (b) 20,000 shares covered by stock options granted to Mr. Core that are currently exercisable or that will become exercisable within sixty days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee has established procedures relating to the review, approval, or ratification of any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any "related person" (as that term is defined in Instruction 1 to Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest ("Interested Transactions"). Upon review of the material facts of all Interested Transactions, the Audit Committee will either approve or disapprove the Interested Transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the terms are arms'-length and the extent of the related person's interest in the transaction. No director may participate in any discussion or approval of an Interested Transaction for which he is a related party. If an Interested Transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party. Although not evidenced in writing, we feel these policies and procedures best serve the Company and therefore we follow them closely. Each year our directors and officers are asked to disclose any Interested Transaction and are reminded that Interested Transactions should be brought to the Audit Committee's attention prior to consummation so any such transactions or relationships may be reviewed.

See "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 19th Capital Group Transaction and Profits Interest Grant to Named Executive Officers" above for a description of transactions among 19th Capital, us, and certain of our executive officers.

See "Corporate Governance – The Board of Directors – Committees of the Board of Directors – Compensation Committee – Compensation Committee Interlocks and Insider Participation" for a description of transactions between us and members of our Compensation Committee or their affiliates.

PROPOSAL 2
ADVISORY, NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this Proxy Statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed on pages 12 to 28.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective

Attract and retain talented executives and motivate those executives to achieve superior results.
We link compensation to achievement of goals and continued employment with the Company. Our base salaries are set to provide stability for our executives while encouraging improved performance. We also utilize multi-year vesting requirements for equity-based compensation to promote long-term ownership and align executives' interests with long-term interests of our stockholders.

Align executives' interests with our corporate strategies, our business objectives, and the long-term interests of our stockholders.
Annual cash bonuses for each of our Named Executive Officers are based on criteria that are important to our success. In fiscal 2016, the Compensation Committee adopted a bonus plan that considers financial performance, our long-term financial goals, the composition of each Named Executive Officer's total compensation, the ability of each Named Executive Officer to impact our performance and contribute to improved financial results, and the individual performance and responsibilities of our Named Executive Officers. The 2016 Bonus Program provided a target bonus for certain Named Executive Officers based on a percentage of annual salary.  The Named Executive Officers were eligible to receive between 50% and 200% of their target bonuses based on the achievement of diluted earnings per share performance targets.  Unlike certain previous years, the 2016 Bonus Program did not include a discretionary component.  The fiscal 2016 Bonus Program is similarly based on a target bonus as a percentage of the salary of each Named Executive Officer, with only diluted EPS targets and no discretionary component for Named Executive Officers covered by the program.  Under the 2016 Bonus Program, the Compensation Committee reserved the right to exercise negative discretion in awarding bonus amounts.  No bonuses were awarded under the 2016 Bonus Program, as the performance targets were not achieved at the minimum level needed to merit payment.  For fiscal 2016, no bonuses were paid to our Named Executive Officers not covered by the 2016 Bonus Program other than Mr. Buck, who was paid a performance bonus under an existing incentive plan at our A&S Kinard subsidiary.  There is no bonus program for fiscal 2017 and no discretionary bonuses for fiscal 2017 are contemplated at this time.

Enhance executives' incentives to increase our stock price and maximize stockholder value.	Annual cash incentives based on our financial performance keep management focused on near-term results.

The equity compensation component, which includes awards such as stock options and restricted stock grants, provides balance to our other elements of our compensation program and creates incentive for executives to increase stockholder value over an extended period of time.

We attempt to keep base salaries relatively low and weight overall compensation toward incentive and equity-based compensation.

A majority of the votes cast (excluding abstentions and broker non-votes) at our 2015 Annual Meeting were against the non-binding proposal on executive compensation.  The Compensation Committee takes shareholders’ concerns seriously, and implemented certain changes to the Company’s compensation practices in response to this vote.  We urge stockholders to read the Compensation Discussion and Analysis beginning on page 12 of this Proxy Statement for more information on our executive compensation policies and procedures.  The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal No. 2:

"RESOLVED, that the stockholders approve, in an advisory, non-binding vote, the compensation of the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion."

This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

PROPOSAL 3
RENEWAL OF THE MATERIAL TERMS OF THE PERFORMANCE-BASED GOALS UNDER OUR INCENTIVE PLAN TO ALLOW CERTAIN GRANTS AND AWARDS TO CONTINUE TO QUALIFY AS PERFORMANCE-BASED COMPENSATION UNDER INTERNAL REVENUE CODE SECTION 162(M)

Background

The Board of Directors also is asking Stockholders to reapprove the material terms of the performance-based goals under the Incentive Plan so that certain incentive awards granted thereunder may continue to qualify as exempt "performance-based" compensation under Internal Revenue Code Section 162(m), as amended ("Section 162(m)").  We are not proposing any amendment to the material terms of the performance-based goals under the Incentive Plan, as previously approved by our stockholders.  Section 162(m) denies an employer a tax deduction for certain compensation in excess of $1 million paid to "covered employees" of a publicly held corporation unless the compensation is qualified performance-based compensation.  The Section 162(m) regulations generally require that stockholders approve the material terms of the performance goals, and that performance goals be submitted for stockholder reapproval every five years after initial stockholder approval if the Incentive Plan authorizes the Compensation Committee to select the appropriate target levels of performance to be achieved in connection with performance-based awards.  Our Incentive Plan authorizes the Compensation Committee to designate which persons are eligible for performance awards for a performance period, the length of the performance period, the types of performance awards to be issued, the performance criteria that are to be used to establish performance goals, the kind or level of performance goals, and other relevant matters.  Our stockholders last approved the performance-based goals in the Incentive Plan approximately 5 years ago at our 2011 Annual Stockholders Meeting.

The following summary of the material terms of our performance goals is qualified by reference to the text of the Incentive Plan as currently in effect, a copy of which is included as Appendix A to this Proxy Statement.

Performance-Based Goals

Performance awards must be based upon one or more of the following performance criteria: (a) revenues (including without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), (b) net revenues, (c) fuel surcharges, (d) accounts receivable collection or days sales outstanding, (e) cost reductions and savings (or limits on cost increases), (f) safety and claims (including, without limitation, measures such as accidents per million miles and number of significant accidents), (g) operating income, (h) operating ratio, (i) income before taxes, (j) net income, (k) earnings before interest and taxes (EBIT), (l) earnings before interest, taxes, depreciation, and amortization (EBITDA), (m) adjusted net income, (n) earnings per share, (o) adjusted earnings per share, (p) stock price, (q) working capital measures, (r) return on assets, (s) return on revenues, (t) debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), (u) productivity and efficiency measures (including, without limitation measures such as driver turnover, trailer to tractor ratio, and tractor to non-driver ratio), (v) cash position, (w) return on stockholders’ equity, (x) return on invested capital, (y) cash flow measures (including, without limitation, free cash flow), (z) market share, (aa) stockholder return, (bb) economic value added, or (cc) completion of acquisitions (either with or without specified size).  In addition, the Compensation Committee may establish, as an additional performance measure, the attainment by a participant of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including but not limited to implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility. The performance goals set by the Compensation Committee may be expressed on an absolute and/or relative basis, and may include comparisons with our past performance (including the performance of one or more of our divisions) and/or the current or past performance of other peer group companies or indices.

For each performance period, the Compensation Committee designates, in its sole discretion, within the initial period allowed under Section 162(m) of the Code, which of the Company's employees, directors, or consultants are eligible for performance awards for such period, the length of the performance period, the types of performance awards to be issued, the performance criteria that are to be used to establish performance goals, the kind or level of performance goals, and other relevant matters.  The maximum award granted or payable to any one participant under the Incentive Plan for a calendar year, adjusted for the February 2006 and June 2006 3-for-2 stock splits, will be 337,500 shares of common stock, subject to the Compensation Committee’s authority to adjust awards upon certain events, or in the event the award is paid in cash, $2,000,000.

Reasons for Seeking Stockholder Approval

Renewal of the material terms of the performance-based goals under the Incentive Plan will preserve the Company's right to continue receiving a federal income tax deduction for certain compensation paid under the Incentive Plan under Section 162(m).  By ensuring that our incentive compensation is deductible by the Company for tax purposes, we can help minimize our income taxes and control our costs.

The affirmative vote of the majority of shares present in person or represented by proxy at the 2016 Annual Meeting and entitled to vote on the matter is required for the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RENEWAL OF THE MATERIAL TERMS OF THE PERFORMANCE-BASED GOALS UNDER THE INCENTIVE PLAN TO ALLOW CERTAIN GRANTS AND AWARDS TO CONTINUE TO QUALIFY AS PERFORMANCE-BASED COMPENSATION UNDER INTERNAL REVENUE CODE SECTION 162(M).

PROPOSAL 4
APPROVAL OF THE THIRD AMENDMENT TO THE
CELADON GROUP, INC.  2006 OMNIBUS INCENTIVE PLAN
Introduction

At the Annual Meeting, our Stockholders are being asked to approve a proposed third amendment to the Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, which would result in approximately 700,629 shares being reserved for future awards following such increase (the "Third Amendment"). The Compensation Committee has approved the Third Amendment and has directed that it be submitted for Stockholder approval at the Annual Meeting.  Given the Compensation Committee’s determination to refrain from adopting a cash bonus program for fiscal 2017, the Board of Directors believes that equity awards under the Incentive Plan will be a critical part of our compensation mix in seeking to align the interests of management and our stockholders.  If approval of the Third Amendment is not obtained at the Annual Meeting from our Stockholders, the Incentive Plan will remain in full force and effect, and we may not have sufficient ability to grant equity awards to retain, motivate, and attract new and existing key employees, directors, officers, and eligible participants (collectively, "Participants").

This summary of the Third Amendment is qualified in its entirety by reference to the text of the Third Amendment, a copy of which is included as Appendix B to this Proxy Statement.  You are urged to read the actual text of the Third Amendment and the Incentive Plan in their entirety.  Unless otherwise defined in this summary, capitalized terms used in this summary have the meanings given to such terms in the Third Amendment and Incentive Plan.

Background

In October 2005, the initial Incentive Plan was approved subject to the approval of our stockholders, which approval was granted in January 2006.  In November 2008, our stockholders approved an amendment to the initial Incentive Plan (the "First Amendment"). In December 2013, our stockholders approved a second amendment to the Incentive Plan (the "Second Amendment"). Unless otherwise defined herein, capitalized terms used herein have the meanings given such terms in the Incentive Plan.

The purposes of the Incentive Plan are to: (i) provide our employees with an opportunity to purchase Common Stock in a manner that reinforces our performance goals and provides an incentive to continue employment with us and work toward our long-term growth, development, and financial success; (ii) attract, motivate, and retain qualified executive officers by providing them with long-term incentives and reward such employees by the issuance of equity grants so that these directors and employees will contribute to and participate in our long-term performance; and (iii) align our executives' and stockholders' short- and long-term interests by creating a strong and direct link between executive pay and stockholder return.  In furtherance of these purposes, the Incentive Plan authorizes the grant of stock options and restricted stock, subject to applicable law, to our employees, directors, and consultants.

When originally adopted, there were 750,000 shares available under the Incentive Plan.  The Board of Directors declared 3-for-2 stock splits on all shares of our outstanding common stock effective February 2006 and June 2006.  The Incentive Plan provides for adjustment in the number of shares available for issuance upon such events.  Giving effect to the appropriate adjustments, an aggregate 1,687,500 shares of stock were originally reserved for issuance under the Incentive Plan. In November 2008, the stockholders approved the First Amendment to, among other things, increase the number of shares available under the Incentive Plan by 1,000,000 shares. In December 2013, the stockholders approved the Second Amendment to, among other things, increase the number of shares available under the Incentive Plan by 750,000 shares.  Of these shares, as of June 30, 2016, we had made award grants covering 549,371 shares, net of all shares that have been cancelled or forfeited.  This left only 200,629 shares remaining for future Awards at such date, subject to adjustment for forfeitures and any applicable adjustment events. As a result, there are currently insufficient shares available to fulfill the objectives contained in the Incentive Plan.  In order to increase the maximum number of shares available under the Incentive Plan, in October 2016, the Compensation Committee adopted the Third Amendment to the Incentive Plan to increase by 500,000 the number of shares of the Company's Common Stock reserved for issuance of stock grants, options, and other equity awards to our employees, directors, and consultants. The Third Amendment would result in approximately 700,629 shares being reserved for future awards following such increase, subject to approval by our Stockholders at the Annual Meeting.

The number of shares available for future Awards excludes 275,169 shares as of June 30, 2016, issuable upon exercise of currently outstanding stock options under the Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE THIRD AMENDMENT TO THE CELADON GROUP, INC. 2006 OMNIBUS INCENTIVE PLAN TO INCREASE BY 500,000 THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE OF STOCK GRANTS, OPTIONS, AND OTHER EQUITY AWARDS TO THE COMPANY'S EMPLOYEES, DIRECTORS, AND CONSULTANTS, WHICH WOULD RESULT IN APPROXIMATELY 700,629 SHARES BEING RESERVED FOR FUTURE AWARDS FOLLOWING SUCH INCREASE.

Reasons for Seeking Stockholder Approval of the Amendment

The Board of Directors believes that our success in executing our strategy is largely due to the efforts of our hard-working employees and that our future success will depend on our ability to continue to attract and retain high caliber employees. The Board of Directors believes that equity-based grants to employees are a highly effective recruiting and retention tool that allows our employees to share in the ownership of our Company and contribute to our revenue and earnings growth by aligning the long-term interests of our management and employees with those of our stockholders.

The Compensation Committee, which administers the Incentive Plan, believes that the increase in the number of shares of Common Stock available for issuance under the Incentive Plan is necessary for us to continue to offer our employees and directors an effective and competitive equity incentive program. The Compensation Committee believes that if additional shares are not available for stock grants, we would be required to discontinue or significantly curtail our current equity incentive program, which could have an adverse impact on our ability to attract and retain employees and directors.

Description of the Incentive Plan and the Third Amendment

In January 2006, our stockholders approved the initial Incentive Plan, which replaced the Celadon Group, Inc. 1994 Stock Option Plan, as amended and restated.  In November 2008, our stockholders approved the First Amendment to, among other things, increase the number of shares available under the Incentive Plan by 1,000,000. In December 2013, our stockholders approved the Second Amendment to, among other things, increase the number of shares available under the Incentive Plan by 750,000.  If approved by our Stockholders at the Annual Meeting, the Third Amendment will be effective as of December 9, 2016, its approval date.  The principal provisions of the Incentive Plan, as amended by the First Amendment, Second Amendment, and Third Amendment are summarized below. This summary is qualified in its entirety by reference to the text of the Incentive Plan as currently in effect, which is attached as Appendix A to this Proxy Statement. The Third Amendment is attached as Appendix B to this Proxy Statement. You are urged to read the actual text of the Incentive Plan in its entirety.

The Incentive Plan authorizes the grant of Performance Awards, stock options, stock appreciation rights, Stock Awards, Restricted Stock Unit Awards, performance units, any other form established by the Compensation Committee pursuant to Section 4.2(j) of the Incentive Plan, or a combination thereof.  Each Award is subject to the terms, conditions, restrictions, and limitations of the Incentive Plan and the Award Notice for such Award.  Under the Incentive Plan, Awards made under a particular Article of the Incentive Plan need not be uniform and Awards under two or more Articles of the Incentive Plan may be combined into a single Award Notice.  Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.

Each of our Named Executive Officers is eligible to participate in our Incentive Plan.  We use our Incentive Plan to, among other things, (i) provide annual incentives to executive officers in a manner designed to reinforce our performance goals, (ii) attract, motivate, and retain qualified executive officers by providing them with long-term incentives, and (iii) align our executives' and stockholders' short- and long-term interests by creating a strong and direct link between executive pay and stockholder return.

The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by granting awards that have multiple-year vesting schedules.  Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to the Company's short-term performance.  Awards with multiple-year vesting schedules create an incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based upon the growth of the stock price.  Such awards also incentivize executives to remain with us over an extended period of time.  Thus, we believe our Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.  A description of the awards that may be made pursuant to our Incentive Plan follows.  Such descriptions are qualified in their entirety by reference to the text of the Incentive Plan.

Stock Options.  Pursuant to the Incentive Plan, the Compensation Committee may grant awards in the form of stock options to purchase shares of Common Stock, which stock options may be non-qualified or incentive stock options for federal income tax purposes. Stock options granted under the Incentive Plan vest and become exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee.  Any stock option granted in the form of an incentive stock option must satisfy the requirements of Section 422 of the Code.  The exercise price per share of Common Stock for any stock option cannot be less than 100% of the fair market value of a share of Common Stock on the day that the stock option is granted.  In addition, the term of the stock option may not exceed ten years.  In case of an incentive stock option granted to an employee Participant who owns, directly or indirectly (as determined by reference to Section 424(d) of the Code), at the time the option is granted, stock possession more than 10 percent of the total combined voting power of our stock, the exercise price per share of Common Stock for any stock option will not be less than 110% of the fair market value of a share of Common Stock on the day that the stock option is granted, and the term of the stock option may not exceed five years. The exercise price of any stock option granted pursuant to the Incentive Plan may not be subsequently reduced by amendment or cancellation and substitution of such stock option or any other action of the Compensation Committee without stockholder approval, subject to the Compensation Committee's authority to adjust awards upon certain events as set forth in the Incentive Plan.  The type (incentive or non-qualified), vesting, exercise price, and other terms of each stock option is set forth in the award notice for such stock option.

A stock option may be exercised by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Compensation Committee and applicable law, shares of Common Stock, a combination of cash and shares of Common Stock, or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the stock option and to deliver to us an amount equal to the exercise price.

Stock Appreciation Rights.  The Compensation Committee may grant awards in the form of stock appreciation rights, either in tandem with a stock option ("Tandem SARs") or independent of a stock option ("Freestanding SARs").  The exercise price of a stock appreciation right is an amount determined by the Compensation Committee, but in no event is such amount less than 100% of the fair market value of a share of Common Stock on the date that the stock appreciation right was granted or, in the case of a Tandem SAR, the exercise price of the related stock option.

A Tandem SAR may be granted either at the time of grant of the related stock option or at any time thereafter during the term of the related stock option.  A Tandem SAR is exercisable to the extent its related stock option is exercisable.  Each Tandem SAR will entitle the holder of such stock appreciation right to surrender the related stock option and to receive an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the stock option exercise price per share of Common Stock, times (ii) the number of shares of Common Stock covered by the stock option which is surrendered.  Upon the exercise of a stock option as to some or all of the shares of Common Stock covered by such stock option, the related Tandem SAR is automatically canceled to the extent of the number of shares of Common Stock covered by the exercise of the stock option.

Each Freestanding SAR will entitle the holder of such stock appreciation right upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the exercise price, times (ii) the number of shares of Common Stock covered by the Freestanding SAR and as to which the stock appreciation right is exercised.

The type (Tandem SAR or Freestanding SAR), exercise price, vesting, and other terms of each stock appreciation right is set forth in the award notice for such stock appreciation rights.  Payment of stock appreciation rights may be made in shares of Common Stock or in cash, or partly in shares of Common Stock and partly in cash, as determined by the Compensation Committee.

Other Stock-Based Awards.  The Compensation Committee may grant awards in the form of stock awards (for either unrestricted or restricted shares of Common Stock), restricted stock unit awards, and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Common Stock.  Such other stock-based awards are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Common Stock (or the equivalent cash value of such shares of Common Stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives.  In addition, the Compensation Committee may choose, at the time of grant of a stock-based award, or any time thereafter up to the time of the payment of such award, to include as part of such award an entitlement to receive dividends or dividend equivalents on the shares of Common Stock underlying such award, subject to such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee may establish.  The restrictions, conditions, and other terms of each stock-based award are set forth in the award notice for such award.

Performance Units.  The Compensation Committee may grant awards in the form of performance units, which are units valued by reference to designated criteria established by the Compensation Committee other than Common Stock.  Performance units are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive a designated payment upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives.  The form, applicable conditions, and other terms of each performance unit are set forth in the award notice for such performance unit.

Performance Awards.  Performance awards are designed to reward executive officers for their contributions to our financial and operating performance and are based primarily upon our financial results and certain operating statistics that the Compensation Committee identifies each year as being important to our success.  Performance awards are awards structured to qualify as deductible "performance-based" compensation for purposes of Section 162(m) of the Code.  Performance awards may take the form of cash, stock awards, restricted stock unit awards, or performance units that are conditioned upon the satisfaction of enumerated performance criteria during a stated performance period, which awards, in addition to satisfying the requirements otherwise applicable to that type of award generally, also satisfy the requirements of performance awards under the Incentive Plan.

Performance awards must be based upon one or more of the following performance criteria: (a) revenues (including, without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), (b) net revenues, (c) fuel surcharges, (d) accounts receivable collection or days sales outstanding, (e) cost reductions and savings (or limits on cost increases), (f) safety and claims (including, without limitation, measures such as accidents per million miles and number of significant accidents), (g) operating income, (h) operating ratio, (i) income before taxes, (j) net income, (k) earnings before interest and taxes (EBIT), (l) earnings before interest, taxes, depreciation, and amortization (EBITDA), (m) adjusted net income, (n) earnings per share, (o) adjusted earnings per share, (p) stock price, (q) working capital measures, (r) return on assets, (s) return on revenues, (t) debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), (u) productivity and efficiency measures (including, without limitation, measures such as driver turnover, trailer to tractor ratio, and tractor to non-driver ratio), (v) cash position, (w) return on stockholders' equity, (x) return on invested capital, (y) cash flow measures (including, without limitation, free cash flow), (z) market share, (aa) stockholder return, (bb) economic value added, or (cc) completion of acquisitions (either with or without specified size).  In addition, the Compensation Committee may establish, as an additional performance measure, the attainment by a participant of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility.  The performance goals set by the Compensation Committee may be expressed on an absolute and/or relative basis, and may include comparisons with our past performance (including the performance of one or more of our divisions) and/or the current or past performance of other peer group companies or indices.

For each performance period, the Compensation Committee designates, in its sole discretion, within the initial period allowed under Section 162(m) of the Code, which persons are eligible for performance awards for such period, the length of the performance period, the types of performance awards to be issued, the performance criteria to be used to establish performance goals, the kind or level of performance goals, and other relevant matters.

After the close of each performance period, the Compensation Committee determines whether the performance goals for the period have been achieved.  In determining the actual award to be paid to a participant, the Compensation Committee has the authority to reduce or eliminate any performance award earned by the participant, based upon any objective or subjective criteria it deems appropriate.  The award notice for each performance award sets forth or makes reference to the performance period, performance criteria, performance goals, performance formula, performance pool, and other terms applicable to such performance award.

Administration

The Incentive Plan is administered by the Compensation Committee, or such other committee as may be designated by the Board of Directors, which consists of at least two individuals who are intended to qualify both as "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act, and as "outside directors" within the meaning of the definition of such term as contained in Section 1.162-27(e)(3) of the Treasury Regulations, or any successor definition adopted under Section 162(m) of the Code.

The Compensation Committee may allocate all or any portion of its responsibilities and powers under the Incentive Plan to any one or more of its members, the Company's CEO, or other senior members of management as the Compensation Committee deems appropriate; however, only the Compensation Committee, or another committee consisting of two or more individuals who qualify both as "non-employee directors" and as "outside directors," may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act or are "covered employees" pursuant to Section 1.162-27(c)(2) of the Treasury Regulations, or any successor definition adopted under Section 162(m) of the Code.  The Compensation Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

The Compensation Committee has broad authority in its administration of the Incentive Plan, including, but not limited to, the authority to interpret the Incentive Plan; to establish rules and regulations for the operation and administration of the Plan; to select the persons to receive Awards; to determine the form, size, terms, conditions, limitations, and restrictions of Awards, including, without limitation, terms regarding vesting, exercisability, assignability, expiration and the effect of certain events, such as a change of control in the Company or the Participant's death, disability, retirement or termination as a result of breach of agreement; to create additional forms of Awards consistent with the terms of the Incentive Plan; to allow for the deferral of Awards; and to take all other action it deems necessary or advisable to administer the Incentive Plan.

To facilitate the granting of Awards to Participants who are employed or retained outside of the United States, the Compensation Committee is authorized to modify and amend the terms and conditions of an Award to accommodate differences in local law, policy, or custom.

Shares Available and Maximum Awards

Following the February 2006 and June 2006 3-for-2 stock splits, there were originally 1,687,500 shares of Common Stock reserved for issuance pursuant to the Incentive Plan. After the approval in 2008 of the First Amendment, a total of 2,687,500 shares were available for issuance pursuant to the Incentive Plan. After the approval in 2013 of the First Amendment, a total of 3,437,500 shares were available for issuance pursuant to the Incentive Plan. Of these shares, as of June 30, 2016, we had made award grants covering 3,236,871 shares, net of all shares that have been cancelled or forfeited.  This left only 200,629 shares remaining for future Awards, subject to adjustment for forfeitures and any applicable adjustment events.  In October 2016, the Compensation Committee adopted the Third Amendment to the Incentive Plan to increase by 500,000 the number of shares of the Company's Common Stock reserved for issuance of stock grants, options, and other equity awards to the Company's employees, directors, and consultants, which would result in approximately 700,629 shares being reserved for future awards following such increase, subject to approval by our Stockholders at the Annual Meeting.

Any shares subject to outstanding option or restricted stock grants are counted against the shares reserved and available for issuance as one share for every share subject thereto. As of June 30, 2016, we had 275,169 shares issuable upon exercise of currently outstanding stock options under the Incentive Plan.  If an option expires or is terminated without having been exercised in full, or if a restricted stock grant is forfeited, the unexercised or forfeited shares will become available for future grant under the Incentive Plan.  The total number of shares reserved and available for issuance under the Incentive Plan is automatically adjusted, without further action by the Board of Directors or stockholders, to reflect stock dividends, stock splits, reverse stock splits, subdivisions, reorganizations, reclassifications, or any similar recapitalizations that affect or modify the number of shares of outstanding Common Stock.

The number of shares of Common Stock available under the Incentive Plan shall be adjusted to reflect the occurrence of certain events described under "Proposal 4 Approval of Third Amendment to the Celadon Group, Inc. 2006 Omnibus Incentive Plan – Description of the Incentive Plan — Adjustments Upon Certain Events" below.  Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Compensation Committee's permission for Awards not involving Common Stock, shall be available again for grant under the Plan.  The shares of Common Stock available for issuance under the Incentive Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions.

The maximum Award granted or payable to any one Participant under the Plan for a calendar year, adjusted for the February 2006 and June 2006 3-for-2 stock splits, is 337,500 shares of Common Stock, subject to the Compensation Committee's authority to adjust Awards upon certain events described under "Proposal 4 Approval of the Third Amendment to the Celadon Group, Inc. 2006 Omnibus Incentive Plan – Description of the Incentive Plan — Adjustments Upon Certain Events" below, or, in the event the Award is paid in cash, $2,000,000.

Payment Terms

Awards may be paid in cash, shares of Common Stock, a combination of cash and shares of Common Stock, or in any other permissible form, as the Compensation Committee determines.  Payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Compensation Committee deems appropriate, including, in the case of Awards paid in shares of Common Stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances.

At the discretion of the Compensation Committee, a Participant may defer payment of any Award, salary, bonus compensation, board compensation, dividend or dividend equivalent, or any portion thereof.  If permitted by the Compensation Committee, any such deferral shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Compensation Committee for such purpose, on a form provided by the Company.  Further, any deferral must be made in accordance with administrative guidelines established by the Compensation Committee to ensure that such deferrals comply with all applicable requirements of the Code.  Such deferred items may be paid in a lump sum or installments, or credited with interest (at a rate determined by the Compensation Committee) or deemed invested by the Company, as determined by the Compensation Committee, and, with respect to those deferred Awards denominated in the form of Common Stock, credited with dividends or dividend equivalents.

The Company will be entitled to deduct from any payment to a Participant under the Incentive Plan the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to the Company such tax prior to and as a condition of the making of such payment.  Subject to certain limitations, the Compensation Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding any shares of Common Stock to be paid under such Award or by permitting the Participant to deliver to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes.

Adjustments Upon Certain Events

In the event that there is, with respect to the Company, a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of Common Stock or other corporate exchange, or any distribution to stockholders of Common Stock or other property or securities (other than regular cash dividends), or any transaction similar to the foregoing or other transaction that results in a change to the Company's capital structure, then the Compensation Committee shall make substitutions and/or adjustments to the maximum number of shares available for issuance under the Plan, the maximum Award payable, the number of shares to be issued pursuant outstanding Awards, the option prices, exercise prices or purchase prices of outstanding Awards and/or any other affected terms of an Award or the Plan as the Compensation Committee, in its sole discretion, deems equitable or appropriate. Unless the Compensation Committee determines otherwise, in no event shall an Award that is intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code be adjusted to the extent such adjustment would cause such Award to fail to qualify as "performance-based compensation" under Section 162(m) of the Code.

Termination and Amendment

The Compensation Committee may suspend or terminate the Incentive Plan at any time for any reason with or without prior notice.  In addition, the Compensation Committee may, from time to time for any reason and with or without prior notice, amend the Incentive Plan in any manner, but may not, without stockholder approval, adopt any amendment which would require the vote of the stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities, or other applicable laws or regulations, including, but not limited to, the listing requirements of the stock exchanges or quotation systems on which the securities of the Company are listed.  No awards may be made pursuant to the Incentive Plan after October 2, 2023. No amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the Plan.

Tax Status of Incentive Plan Awards

No person connected with the Incentive Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents, and employees, makes any representation, commitment, or guaranty that any tax treatment, including, but not limited to, federal, state, and local income, estate, and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Incentive Plan, or paid to or for the benefit of a Participant under the Incentive Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Incentive Plan.

Securities Act Registration

The registration with the SEC on Form S-8 of the shares of Common Stock issuable under the Incentive Plan will be post-effectively amended on Form S-8 as soon as practicable, subject to the Stockholders' approval of the Amendment.

Eligible Participants

Participants in the Incentive Plan will be selected by the Compensation Committee from the employees, directors, and consultants of the Company.  As of June 30, 2016, approximately 184 employees and three non-employee directors were eligible to participate in the Incentive Plan.  The Incentive Plan also permits the granting of equity awards to eligible consultants.  The number of active engagements with consultants varies from time to time and the Compensation Committee has not historically made grants to these individuals under the Incentive Plan.  As of June 30, 2016, there were no eligible consultants that the Compensation Committee would likely consider for the grant of awards.

The selection of those persons within a particular class who will receive Awards is entirely within the discretion of the Compensation Committee.  Only employees, however, are eligible to receive "incentive stock options" within the meaning of Section 422 of the Code.  The Compensation Committee has not determined how many persons are likely to participate in the Incentive Plan over time.  The Compensation Committee intends, however, to grant most Awards to those persons who are in a position to have a significant direct impact on the growth, profitability, and success of the Company, which would include a portion of the Participants in the Incentive Plan.

Incentive Plan Benefits

The following table sets forth certain information regarding grants of equity awards made under the Incentive Plan during fiscal year 2016 to: (i) each of the Named Executive Officers; (ii) all current executive officers of the Company as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all current officers who are not executive officers, as a group.  Future awards, if any, that will be made to eligible participants under the Incentive Plan are subject to the discretion of the Compensation Committee.  Accordingly, future grants under the Incentive Plan are not determinable.

	Fiscal Year 2016(2)
Name and Principal Position	Dollar Value(1)	Number of Equity Awards
Paul Will, CEO and Chairman	$794,000	100,000
Bobby Peavler, Executive Vice President, CFO, and Treasurer	$119,100	15,000
William Meek President and COO	$555,800	70,000
Jonathan Russell, President of Asset Light Business Units	$119,100	15,000
Kenneth Buck, Jr., Executive Vice President of Business Development	$99,250	12,500
Executive Group	$1,766,650	222,500
Non-Executive Director Group	$213,006	20,442
Employee Group	$1,566,729	198,700

(1)
This column represents the grant date fair value of the stock awards under FASB ASC Topic 718 granted to the recipients during fiscal 2016. The fair value of the equity awards is accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, refer to Note 1, Organization and Summary of Significant Accounting Policies and Note 6, Stock Plans, of our consolidated financial statements in the Form 10-K for the year-ended June 30, 2016, as filed with the SEC on September 13, 2016. These amounts reflect our expected accounting expense over the relevant performance period and do not necessarily correspond to the actual value that will be recognized by the recipients.

(2)	Represents the fiscal year 2016 grants that were granted at various dates during the year, all of which were restricted stock.

Additional Information Regarding Stock Options, Warrants, and Rights

Common Stock underlies any grant made by the Compensation Committee of awards in the form of stock options, warrants, or rights.  The Compensation Committee, in its discretion, selects the persons to whom options or restricted stock will be granted, the time or times at which such options or restricted stock will be granted, and the number of shares subject to each such grant.  For this reason, it is not possible to determine the benefits or amounts that will be received by any particular officer or employee, or group of officers or employees, in the future.  The Incentive Plan provides, however, that the aggregate Fair Market Value (determined at the time the option was granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 (or such other limit as may be required by Section 422 of the Code).

Federal Income Tax Consequences of the Issuance and Exercise of Stock Options

The following is only a summary of the effect of federal income taxation upon us and the participants under the Incentive Plan. It does not purport to be complete and does not discuss all of the tax consequences of a participant's death or the provisions of the income tax laws of any state, municipality, or foreign country in which the participants may reside.

Incentive Stock Options.  A Participant is not treated as receiving taxable income upon either the grant of an Incentive Stock Option (an "ISO") or upon the exercise of an ISO.  However, the difference between the exercise price and the fair market value on the date of exercise is an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the Common Stock is either transferable or is not subject to a substantial risk of forfeiture under Section 83 of the Code.  If at the time of exercise, the Common Stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the Common Stock (determined at the time the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture) will be a tax preference item in the year in which the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture.

If Common Stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such Common Stock is transferred to the Participant upon exercise, any gain or loss resulting from its disposition is treated as long-term capital gain or loss.  If such Common Stock is disposed of before the expiration of the above-mentioned holding periods, a "disqualifying disposition" occurs.  If a disqualifying disposition occurs, the Participant realizes ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, or the selling price of the Common Stock and the exercise price, whichever is less.  The balance of the Participant's gain on a disqualifying disposition, if any, is taxed as capital gain.

We are not entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the Common Stock received, except that in the event of a disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income realized by the Participant.

Non-Qualified Stock Options.  A Participant does not recognize any taxable income upon the grant of a Non-Qualified Stock Option (a "NSO"), and we are not entitled to a tax deduction by reason of such grant.  Upon exercise of a NSO, the Participant recognizes ordinary income generally measured by the excess of the then fair market value of the shares over the exercise price, and we are entitled to a corresponding tax deduction.  Upon a disposition of shares acquired upon exercise of a NSO by the Participant, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.  Such subsequent disposition by the Participant has no tax consequence to us.

Equity Compensation Plan Information

The following table provides certain information, as of June 30, 2016, with respect to our compensation plans under which shares of Common Stock are authorized for issuance.  The number of shares of Common Stock reflected in column (a) of the following table is comprised of 876,963 shares subject to outstanding options, warrants, and rights granted under the Incentive Plan.  The number of shares of Common Stock reflected in column (c) of the following table is comprised entirely of shares available for future grant under the Incentive Plan as of June 30, 2016, as described below, and neither column (a) nor (c) includes the additional shares reserved for issuance thereunder contemplated by the Third Amendment.  Shares of Common Stock underlying outstanding options granted under the Incentive Plan that are terminated or expire unexercised will be available for future grant.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining eligible for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	876,963	$11.10	200,629
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	876,963	$11.10	200,629

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE THIRD AMENDMENT TO THE CELADON GROUP, INC. 2006 OMNIBUS INCENTIVE PLAN TO INCREASE BY 500,000 THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE OF STOCK GRANTS, OPTIONS, AND OTHER EQUITY AWARDS TO THE COMPANY'S EMPLOYEES, DIRECTORS, AND CONSULTANTS, WHICH WOULD RESULT IN APPROXIMATELY 700,629 SHARES BEING RESERVED FOR FUTURE AWARDS FOLLOWING SUCH INCREASE.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as set forth herein, we are not aware of any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any person who has been our director or executive officer at any time since the beginning of the Company's last fiscal year or any proposed nominee for election as a director, or any associate of any of the foregoing, in any matter to be acted upon at the Annual Meeting, other than the election of directors and the impact on such persons as Participants in the Incentive Plan, which is proposed to be amended.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have engaged BKD, LLP ("BKD") as our principal independent registered public accounting firm for fiscal 2016, and we expect to continue to engage BKD for fiscal 2017. A representative from BKD is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and such representative will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Principal Accounting Fees and Services

BKD billed us the following amounts for services provided in the following categories during the fiscal years ended June 30, 2016 and 2015:

	Fiscal 2016	Fiscal 2015
Audit Fees(1)	$646,988	$309,576
Audit-Related Fees(2)	10,110	49,090
Tax Fees(3)	0	0
All Other Fees(4)	35,440	66,981
Total	$692,538	$425,647

(1)
"Audit Fees" represents the aggregate fees billed for professional services rendered by BKD for the audit of our annual financial statements and audit of internal controls and review of financial statements included in our quarterly reports on Form 10-Q and annual report on Form 10-K, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for that fiscal year.  For fiscal 2016, Audit Fees included, among other items, additional work related to acquisitions and responding to two SEC comment letters.

(2)
"Audit-Related Fees" represents aggregate fees billed, other than Audit Fees, for assurance and related services by the principal independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting.

(3)
"Tax Fees" represents the aggregate fees billed for professional services rendered by BKD for tax compliance, tax advice, and tax planning. We were not billed any Tax Fees in fiscal 2016 or fiscal 2015.

(4)	"All Other Fees" represent the aggregate fees billed for products and services provided by BKD, other than Audit Fees, Audit-Related Fees, and Tax Fees.

The Audit Committee maintains a policy pursuant to which it pre-approves all audit services and permitted non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm's independence. Under this policy, the Audit Committee pre-approves, on an annual basis, specific types of categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by the independent registered public accounting firm. Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement. Management and the independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the firm in accordance with the annual pre-approval, and the fees for the services performed to date. If management believes that a new service, or the expansion of a current service, provided by the independent registered public accounting firm is necessary or desirable then such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the independent registered public accounting firm to render such services. No audit-related, tax, or other non-audit services were approved by our Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C) of Regulation S-X during the fiscal year ended June 30, 2016.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to the Annual Meeting of Stockholders following our 2017 fiscal year, stockholder proposals intended to be presented at that meeting must be received by us in writing on or before June 30, 2017. However, if the date such Annual Meeting of Stockholders is more than thirty days before or after December 9, 2017, then the deadline for submitting any stockholder proposal for inclusion in the proxy materials relating to such Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials. The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

We must receive in writing any stockholder proposals intended to be considered at the Annual Meeting of Stockholders following our 2017 fiscal year, but not included in our proxy materials relating to that meeting, by September 13, 2017. Any such proposal received after September 13, 2017 is untimely. However, if the date of such Annual Meeting of Stockholders is more than thirty days before or after December 9, 2017, then the deadline for submitting any such Stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting. Pursuant to Exchange Act Rule 14a-4(c)(1), the proxy holders designated by an executed proxy in the form accompanying our 2016 Proxy Statement will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Written copies of all stockholder proposals should be sent to our principal executive offices at 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235 to the attention of Paul Will, our Chairman and Chief Executive Officer. Stockholder proposals must comply with the rules and regulations of the SEC.

See "Corporate Governance – Committees of the Board of Directors – Nominating and Corporate Governance Committee – Consideration of Director Candidates Recommended by Stockholders" for information regarding how stockholders can recommend director candidates for consideration by the Nominating and Corporate Governance Committee.

OTHER MATTERS

The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying form of proxy will have discretionary authority to vote proxies on such matters in accordance with their judgment, unless the person executing any such proxy indicates that such authority is withheld.

Celadon Group, Inc.

/s/ Kenneth Core
Kenneth Core
Secretary

October 28, 2016

APPENDIX A

CELADON GROUP, INC.

2006 OMNIBUS INCENTIVE PLAN
(As Previously Amended)

ARTICLE I
PURPOSE AND EFFECTIVE DATE

Section 1.1. Purpose.  The purpose of the Plan is to provide annual incentives to certain Employees, Directors, and Consultants of the Company in a manner designed to reinforce the Company’s performance goals; to link a significant portion of Participants’ compensation to the achievement of such goals; and to continue to attract, motivate, and retain key personnel on a competitive basis.

Section 1.2. Effective Date.  The Plan was adopted by the Board of Directors on October 27, 2005, and became effective upon approval by the stockholders on January 12, 2006.

ARTICLE II
DEFINITIONS AND CONSTRUCTION

Section 2.1. Certain Defined Terms.  As used in this Plan, unless the context otherwise requires, the following terms shall have the following meanings:

 (a) "Award" means any form of stock option, stock appreciation right, Stock Award, Restricted Stock Unit Award, performance unit, Performance Award, or other incentive award granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Notice or otherwise.

 (b) "Award Notice" means the document establishing the terms, conditions, restrictions, and/or limitations of an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.  The Committee will establish the form of the document in the exercise of its sole and absolute discretion.

 (c) "Board" means the Board of Directors of the Company.

 (d) "CEO" means the Chief Executive Officer of the Company.

 (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time, including the regulations thereunder and any successor provisions and the regulations thereto.

 (f) "Committee" means (i) the Board, and (ii) the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided that, the Committee shall consist of two or more Directors, all of whom are both a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of the definition of such term as contained in Proposed Treasury Regulation Section 1.162-27(e)(3), or any successor definition adopted under Section 162(m) of the Code.

 (g) "Common Stock" means the Common Stock, par value $0.033 per share, of the Company.

 (h) "Company" means Celadon Group, Inc., a Delaware corporation, and its Subsidiaries.

 (i) "Consultants" means the consultants, advisors, and independent contractors retained by the Company.

 (j) "Covered Employee" means an Employee who is a "covered employee" within the meaning of Section 162(m) of the Code.

 (k) "Director" means a Non-Employee member of the Board.

 (l)  "Effective Date" means the date an Award is determined to be effective by the Committee upon its grant of such Award, which date shall be set forth in the applicable Award Notice.

 (m) "Employee" means any person employed by the Company on a full or part-time basis.

 (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including the rules thereunder and any successor provisions and the rules thereto.

 (o) "Fair Market Value" means the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, and the closing price shall be the last reported sale price, regular way, on such date (or, if no sale takes place on such date, the last reported sale price, regular way, on the next preceding date on which such sale took place), as reported by such exchange.  If the Common Stock is not then so listed or admitted to trading on a national securities exchange, then Fair Market Value shall be the closing price (the last reported sale price regular way) of the Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), if the closing price of the Common Stock is then reported by NASDAQ.  If the Common Stock closing price is not then reported by NASDAQ, then Fair Market Value shall be the mean between the representative closing bid and closing asked prices of the Common Stock in the over-the-counter market as reported by NASDAQ.  If the Common Stock bid and asked prices are not then reported by NASDAQ, then Fair Market Value shall be the quote furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose.  If no member of the National Association of Securities Dealers, Inc. then furnishes quotes with respect to the Common Stock, then Fair Market Value shall be the value determined by the Committee in good faith.

 (p) "Negative Discretion" means the discretion authorized by the Plan to be applied by the Committee in determining the size of a Performance Award for a Performance Period if, in the Committee’s sole judgment, such application is appropriate.  Negative Discretion may only be used by the Committee to eliminate or reduce the size of a Performance Award.  In no event shall any discretionary authority granted to the Committee by the Plan, including, but not limited to Negative Discretion, be used to: (a) grant Performance Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained under the applicable Performance Formula; or (b) increase a Performance Award above the maximum amount payable under Section 6.3 of the Plan.

 (q) "Participant" means either an Employee, Director, or Consultant to whom an Award has been granted under the Plan.

 (r)  "Performance Awards" means the Stock Awards and performance units granted pursuant to Article VII.  Performance Awards are intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

 (s) "Performance Criteria" means the one or more criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period.  The Performance Criteria that will be used to establish such Performance Goal(s) shall be expressed in terms of the attainment of specified levels of one or any variation or combination of the following:  revenues (including, without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), net revenues, fuel surcharges, accounts receivable collection or days sales outstanding, cost reductions and savings (or limits on cost increases), safety and claims (including, without limitation, measures such as accidents per million miles and number of significant accidents), operating income, operating ratio, income before taxes, net income, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation, and amortization (EBITDA), adjusted net income, earnings per share, adjusted earnings per share, stock price, working capital measures, return on assets, return on revenues, debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), productivity and efficiency measures (including, without limitation, measures such as driver turnover, trailer to tractor ratio, and tractor to non-driver ratio), cash position, return on stockholders’ equity, return on invested capital, cash flow measures (including, without limitation, free cash flow), market share, stockholder return, economic value added, or completion of acquisitions (either with or without specified size). In addition, the Committee may establish, as additional Performance Criteria, the attainment by a Participant of one or more personal objectives and/or goals that the Committee deems appropriate, including but not limited to implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility.  Each of the Performance Criteria may be expressed on an absolute and/or relative basis with respect to one or more peer group companies or indices, and may include comparisons with past performance of the Company (including one or more divisions thereof, if any) and/or the current or past performance of other companies.

 (t) "Performance Formula" means, for a Performance Period, the one or more objective formulas (expressed as a percentage or otherwise) applied against the relevant Performance Goal(s) to determine, with regard to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Performance Period.

 (u) "Performance Goals" means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.  Any Performance Goal shall be established in a manner such that a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant.  For any Performance Period, the Committee is authorized at any time during the initial time period permitted by Section 162(m) of the Code, or at any time thereafter, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; and (iii) in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant.

 (v) "Performance Period" means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

 (w) "Plan" means this 2006 Omnibus Incentive Plan, as amended from time to time.

 (x) "Restricted Stock Unit Award" means an Award granted pursuant to Article XI in the form of a right to receive shares of Common Stock on a future date.

 (y) "Securities Act" means the Securities Act of 1933, as amended from time to time, including the rules thereunder and any successor provisions and the rules thereto.

 (z) "Stock Award" means an award granted pursuant to Article X in the form of shares of Common Stock, restricted shares of Common Stock, and/or units of Common Stock.

 (aa) "Subsidiary" means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of twenty percent (20%) or more, except that with respect to incentive stock options, "Subsidiary" shall mean "subsidiary corporation" as defined in Section 424(f) of the Code.

 (bb) "Term" means the term during which new Awards may be granted under the Plan, which shall be the date on which the Plan was adopted and extending until the Plan expires on October 2, 2023.

Section 2.2. Other Defined Terms.  Unless the context otherwise requires, all other capitalized terms shall have the meanings set forth in the other Articles and Sections of this Plan.

Section 2.3. Construction.  In any necessary construction of a provision of this Plan, the masculine gender may include the feminine, and the singular may include the plural, and vice versa.

ARTICLE III
ELIGIBILITY

Section 3.1. In General.  Subject to Section 3.2 and Article IV, all Employees, Directors, and Consultants are eligible to participate in the Plan.  The Committee may select, from time to time, Participants from those Employees, Directors, and Consultants.

Section 3.2. Incentive Stock Options.  Only Employees shall be eligible to receive "incentive stock options" (within the meaning of Section 422 of the Code).

ARTICLE IV
PLAN ADMINISTRATION

Section 4.1. Responsibility.  The Committee shall have total and exclusive responsibility to control, operate, manage, and administer the Plan in accordance with its terms.

Section 4.2. Authority of the Committee.  The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan.  Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to:

 (a) determine eligibility for participation in the Plan;

 (b) select the Participants and determine the type of Awards to be made to Participants, the number of shares subject to Awards and the terms, conditions, restrictions, and limitations of the Awards, including, but not by way of limitation, restrictions on the transferability of Awards and conditions with respect to continued employment, performance criteria, confidentiality, and non-competition;

 (c) interpret the Plan;

 (d) construe any ambiguous provision, correct any default, supply any omission, and reconcile any inconsistency of the Plan;

 (e) issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

 (f) make regulations for carrying out the Plan and make changes in such regulations as it from time to time deems proper;

 (g) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

 (h) promulgate rules and regulations regarding treatment of Awards of a Participant under the Plan in the event of such Participant’s death, disability, retirement, termination from the Company, or breach of agreement by the Participant, or in the event of a change of control of the Company;

 (i) accelerate the vesting, exercise, or payment of an Award or the Performance Period of an Award when such action or actions would be in the best interest of the Company;

 (j) establish such other types of Awards, besides those specifically enumerated in Article V hereof, which the Committee determines are consistent with the Plan’s purpose;

 (k) subject to Section 4.3, grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company;

 (l)  establish and administer the Performance Goals and certify whether, and to what extent, they have been attained;

 (m) determine the terms and provisions of any agreements entered into hereunder;

 (n) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan; and

 (o) make all other determinations it deems necessary or advisable for the administration of the Plan, including factual determinations.

The decisions of the Committee and its actions with respect to the Plan shall be final, binding, and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

Section 4.3. Option Repricing.  Except for adjustments pursuant to Section 6.2, the Committee shall not reprice any stock options and/or stock appreciation rights unless such action is approved by the Company’s stockholders.  For purposes of the Plan, the term "reprice" shall mean the reduction, directly or indirectly, in the per-share exercise price of an outstanding stock option(s) and/or stock appreciation right(s) issued under the Plan by amendment, cancellation, or substitution.

Section 4.4. Section 162(m) of the Code.  With regard to Awards issued to Covered Employees that are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, the Plan shall, for all purposes, be interpreted and construed with respect to such Awards in the manner that would result in such interpretation or construction satisfying the exemptions available under Section 162(m) of the Code.

Section 4.5. Action by the Committee.  Except as otherwise provided by Section 4.6, the Committee may act only by a majority of its members.  Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee.

Section 4.6. Allocation and Delegation of Authority.  The Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the CEO, or other senior members of management as the Committee deems appropriate, and may delegate all or any part of its responsibilities and powers to any such person or persons; provided, that any such allocation or delegation be in writing; provided, further, that only the Committee, or other committee consisting of two or more Directors, all of whom are both "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of the definition of such term as contained in Proposed Treasury Regulation Section 1.162-27(e)(3), or any successor definition adopted under Section 162(m) of the Code, may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act or are Covered Employees. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

ARTICLE V
FORM OF AWARDS

Section 5.1. In General.  Awards may, at the Committee’s sole discretion, be paid in the form of Performance Awards pursuant to Article VII, stock options pursuant to Article VIII, stock appreciation rights pursuant to Article IX, Stock Awards pursuant to Article X, Restricted Stock Unit Awards pursuant to Article XI, performance units pursuant to Article XII, any form established by the Committee pursuant to Section 4.2(j), or a combination thereof.  Each Award shall be subject to the terms, conditions, restrictions, and limitations of the Plan and the Award Notice for such Award.  Awards under a particular Article of the Plan need not be uniform and Awards under two or more Articles may be combined into a single Award Notice.  Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.

Section 5.2. Foreign Jurisdictions.

 (a)  Special Terms.  In order to facilitate the making of any Award to Participants who are employed or retained by the Company outside the United States as Employees, Directors, or Consultants (or who are foreign nationals temporarily within the United States), the Committee may provide for such modifications and additional terms and conditions ("Special Terms") in Awards as the Committee may consider necessary or appropriate to accommodate differences in local law, policy, or custom or to facilitate administration of the Plan. The Special Terms may provide that the grant of an Award is subject to (i) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (ii) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void.  The Special Terms may also provide that an Award shall become exercisable or redeemable, as the case may be, if an Employee’s employment or Director or Consultant’s relationship with the Company ends as a result of workforce reduction, realignment, or similar measure and the Committee may designate a person or persons to make such determination for a location.  The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for purposes of implementing any Special Terms, without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan shall: (x) increase the limitations contained in Section 6.3; (y) increase the number of available shares under Section 6.1; or (z) cause the Plan to cease to satisfy any conditions of Rule 16b-3 under the Exchange Act.

 (b) Currency Effects.  Unless otherwise specifically determined by the Committee, all Awards and payments pursuant to such Awards shall be determined in United States currency.  The Committee shall determine, in its discretion, whether and to the extent any payments made pursuant to an Award shall be made in local currency, as opposed to United States dollars.  In the event payments are made in local currency, the Committee may determine, in its discretion and without liability to any Participant, the method and rate of converting the payment into local currency.

ARTICLE VI
SHARES SUBJECT TO PLAN

Section 6.1. Available Shares.  The maximum aggregate number of shares of Common Stock which shall be available for the grant of Awards under the Plan (including incentive stock options) during its Term shall not exceed 750,000 plus 2,687,500 previously reserved, as adjusted for stock splits (the "Share Reserve"). The Share Reserve shall be subject to adjustment as provided in Section 6.2.  Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock shall be available again for grant under the Plan.  Moreover, if the exercise price of any Award granted under the Plan or the tax withholding requirements with respect to any Award granted under the Plan are satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered will be deemed delivered for purposes of determining the Share Reserve available for delivery under the Plan.  The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions.  For the purpose of computing the total number of shares of Common Stock granted under the Plan, where one or more types of Awards, both of which are payable in shares of Common Stock, are granted in tandem with each other such that the exercise of one type of Award with respect to a number of shares cancels an equal number of shares of the other, the number of shares granted under both Awards shall be deemed to be equivalent to the number of shares under one of the Awards.

Section 6.2. Adjustment Upon Certain Events.  In the event that there is, with respect to the Company, a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination, or transaction or exchange of Common Stock or other corporate exchange, or any distribution to stockholders of Common Stock or other property or securities (other than regular cash dividends), or any transaction similar to the foregoing or other transaction that results in a change to the Company’s capital structure, then the Committee shall make substitutions and/or adjustments to the maximum number of shares available for issuance under the Plan, the maximum Award payable under Section 6.3, the number of shares to be issued pursuant outstanding Awards, the option prices, exercise prices or purchase prices of outstanding Awards and/or any other affected terms of an Award or the Plan as the Committee, in its sole discretion and without liability to any person, deems equitable or appropriate. Unless the Committee determines otherwise, in no event shall an Award to any Participant that is intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code be adjusted pursuant to this Section 6.2 to the extent such adjustment would cause such Award to fail to qualify as "performance-based compensation" under Section 162(m) of the Code.

Section 6.3. Maximum Award Payable.  Subject to Section 6.2, and notwithstanding any provision contained in the Plan to the contrary, the maximum Award payable (or granted, if applicable) to any one Participant under the Plan for a calendar year is 337,500 shares of Common Stock or, in the event the Award is paid in cash, $2,000,000.

ARTICLE VII
PERFORMANCE AWARDS

Section 7.1. Purpose.  For purposes of Performance Awards issued to Employees, Directors, and Consultants that are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, the provisions of this Article VII shall apply in addition to and, where necessary, in lieu of the provisions of Article X, Article XI, and Article XII.  The purpose of this Article is to provide the Committee the ability to qualify the Stock Awards authorized under Article X, the Restricted Stock Unit Awards authorized under Article XI, and the performance units under Article XII as "performance-based compensation" under Section 162(m) of the Code.  The provisions of this Article VII shall control over any contrary provision contained in Article X, Article XI, or Article XII.

Section 7.2. Eligibility.  For each Performance Period, the Committee will, in its sole discretion, designate within the initial period allowed under Section 162(m) of the Code which Employees, Directors, and Consultants will be Participants for such period.  However, designation of an Employee, Director, or Consultant as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period.  The determination as to whether or not such Participant becomes entitled to an Award for such Performance Period shall be decided solely in accordance with the provisions of this Article VII.  Moreover, designation of an Employee, Director, or Consultant as a Participant for a particular Performance Period shall not require designation of such Employee, Director, or Consultant as a Participant in any subsequent Performance Period, and designation of one Employee, Director, or Consultant as a Participant shall not require designation of any other Employee, Director, or Consultant as a Participant in such period or in any other period.

Section 7.3. Discretion of Committee with Respect to Performance Awards.  The Committee shall have the authority to determine which Covered Employees or other Employees, Directors, or Consultants shall be Participants of a Performance Award.  With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s), whether the Performance Goal(s) is (are) to apply to the Company or any one or more subunits thereof and the Performance Formula.  For each Performance Period, with regard to the Performance Awards to be issued for such period, the Committee will, within the initial period allowed under Section 162(m) of the Code, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 7.3 and record the same in writing.

Section 7.4. Payment of Performance Awards.

 (a)  Condition to Receipt of Performance Award.  Unless otherwise provided in the relevant Award Notice, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for a Performance Award for such Performance Period.

 (b)  Limitation.  A Participant shall be eligible to receive a Performance Award for a Performance Period only to the extent that: (1) the Performance Goals for such period are achieved; and (2) and the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Award has been earned for the Performance Period.

 (c)  Certification.  Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to also calculate and certify in writing the amount of the Performance Awards earned for the period based upon the Performance Formula.  The Committee shall then determine the actual size of each Participant’s Performance Award for the Performance Period and, in so doing, shall apply Negative Discretion, if and when it deems appropriate.

 (d)  Negative Discretion.  In determining the actual size of an individual Performance Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Award earned under the Performance Formula for the Performance Period through the use of Negative Discretion, if in its sole judgment, such reduction or elimination is appropriate.

 (e)  Timing of Award Payments.  The Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by Section 7.4(c).

ARTICLE VIII
STOCK OPTIONS

Section 8.1. In General.  Awards may be granted in the form of stock options.  These stock options may be incentive stock options within the meaning of Section 422 of the Code or non-qualified stock options (i.e., stock options which are not incentive stock options), or a combination of both.  All Awards under the Plan issued to Covered Employees in the form of non-qualified stock options shall qualify as "performance-based compensation" under Section 162(m) of the Code.

Section 8.2. Terms and Conditions of Stock Options.  An option shall be exercisable in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee.  The price at which Common Stock may be purchased upon exercise of a stock option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock, as determined by the Committee, on the Effective Date of the option’s grant.  In addition, the term of a stock option may not exceed ten (10) years.

Section 8.3. Restrictions Relating to Incentive Stock Options.  Stock options issued in the form of incentive stock options shall, in addition to being subject to the terms and conditions of Section 8.2, comply with Section 422 of the Code.  Accordingly, the aggregate Fair Market Value (determined at the time the option was granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed $100,000 (or such other limit as may be required by Section 422 of the Code).

Section 8.4. Exercise.  Upon exercise, the option price of a stock option may be paid in cash, or, to the extent permitted by the Committee, by tendering, by either actual delivery of shares or by attestation, shares of Common Stock, a combination of the foregoing, or such other consideration as the Committee may deem appropriate.  The Committee shall establish appropriate methods for accepting Common Stock, whether restricted or unrestricted, and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a stock option.  Stock options awarded under the Plan may also be exercised by way of a broker-assisted stock option exercise program, if any, provided such program is available at the time of the option’s exercise.  Notwithstanding the foregoing or the provision of any Award Notice, a Participant may not pay the exercise price of a stock option using shares of Common Stock if, in the opinion of counsel to the Company, (i) the Participant is, or within the six months preceding such exercise was, subject to reporting under Section 16(a) of the Exchange Act, (ii) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act, or (iii) there is a substantial likelihood that the use of such form of payment would result in accounting treatment to the Company under generally accepted accounting principles that the Committee reasonably determines is adverse to the Company.

ARTICLE IX
STOCK APPRECIATION RIGHTS

Section 9.1. In General.  Awards may be granted in the form of stock appreciation rights ("SARs").  SARs entitle the Participant to receive a payment equal to the appreciation in a stated number of shares of Common Stock from the exercise price to the Fair Market Value of the Common Stock on the date of exercise.  The "exercise price" for a particular SAR shall be defined in the Award Notice for that SAR.  A SAR may be granted in tandem with all or a portion of a related stock option under the Plan ("Tandem SARs"), or may be granted separately ("Freestanding SARs").  A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option.  All Awards under the Plan issued to Covered Employees in the form of a SAR shall qualify as "performance-based compensation" under Section 162(m) of the Code.

Section 9.2. Terms and Conditions of Tandem SARs.  A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable, and the "exercise price" of such a SAR (the base from which the value of the SAR is measured at its exercise) shall be the option price under the related stock option.  However, at no time shall a Tandem SAR be issued if the option price of its related stock option is less than the Fair Market Value of the Common Stock, as determined by the Committee, on the Effective Date of the Tandem SAR’s grant.  If a related stock option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the stock option exercise.  Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related stock option shall be canceled automatically to the extent of the number of shares covered by such exercise.  Moreover, all Tandem SARs shall expire not later than ten (10) years from the Effective Date of the SAR’s grant.

Section 9.3. Terms and Conditions of Freestanding SARs.  Freestanding SARs shall be exercisable or automatically mature in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee.  The exercise price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Effective Date of the Freestanding SAR’s grant.  Moreover, all Freestanding SARs shall expire not later than ten (10) years from the Effective Date of the Freestanding SAR’s grant.

Section 9.4. Deemed Exercise.  The Committee may provide that a SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR.

Section 9.5. Payment.  Unless otherwise provided in an Award Notice, an SAR may be paid in cash, Common Stock or any combination thereof, as determined by the Committee, in its sole and absolute discretion, at the time that the SAR is exercised.

ARTICLE X
STOCK AWARDS

Section 10.1. Grants.  Awards may be granted in the form of Stock Awards.  Stock Awards shall be awarded in such numbers and at such times during the term of the Plan as the Committee shall determine.

Section 10.2. Performance Criteria.  For Stock Awards conditioned, restricted, and/or limited based on Performance Goals, the length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion.  Performance Goals may be revised by the Committee, at such times as it deems appropriate during the Performance Period, in order to take into consideration any unforeseen events or changes in circumstances.

Section 10.3. Rights as Stockholders.  During the period in which any restricted shares of Common Stock are subject to any restrictions, the Committee may, in its sole discretion, deny a Participant to whom such restricted shares have been awarded all or any of the rights of a stockholder with respect to such shares, including, but not by way of limitation, limiting the right to vote such shares or the right to receive dividends on such shares.

Section 10.4. Evidence of Award.  Any Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates, with such restrictive legends and/or stop transfer instructions as the Committee deems appropriate.

ARTICLE XI
RESTRICTED STOCK UNIT AWARDS

Section 11.1. Grants.  Awards may be granted in the form of Restricted Stock Unit Awards.  Restricted Stock Unit Awards shall be awarded in such numbers and at such times during the term of the Plan as the Committee shall determine.

Section 11.2. Rights as Stockholders.  Until the shares of Common Stock to be received upon the vesting of such Restricted Stock Unit Award are actually received by a Participant, the Participant shall have no rights as a stockholder with respect to such shares.

Section 11.3. Evidence of Award.  A Restricted Stock Unit Award granted under the Plan may be recorded on the books and records of the Company in such manner as the Committee deems appropriate.

ARTICLE XII
PERFORMANCE UNITS

Section 12.1. Grants.  Awards may be granted in the form of performance units.  Performance units, as that term is used in this Plan, shall refer to units valued by reference to designated criteria established by the Committee, other than Common Stock.

Section 12.2. Performance Criteria.  Performance units shall be contingent on the attainment during a Performance Period of certain Performance Goals.  The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion.  Performance Goals may be revised by the Committee, at such times as it deems appropriate during the Performance Period, in order to take into consideration any unforeseen events or changes in circumstances.

ARTICLE XIII
PAYMENT OF AWARDS

Section 13.1. Payment.  Absent a Plan or Award Notice provision to the contrary, payment of Awards may, at the discretion of the Committee, be made in cash, Common Stock, a combination of cash and Common Stock, or any other form of property as the Committee shall determine.  In addition, payment of Awards may include such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions; provided, however, such terms, conditions, restrictions, and/or limitations are not inconsistent with the Plan.

Section 13.2. Withholding Taxes.  The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment.  In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Participant to deliver to the Company, shares of Common Stock having a Fair Market Value equal to the minimum amount of such required withholding taxes.  Notwithstanding the foregoing or the provision of any Award Notice, a Participant may not pay the amount of taxes required by law to be withheld using shares of Common Stock if, in the opinion of counsel to the Company, (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act, or (ii) there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Company under generally accepted accounting principles.

ARTICLE XIV
DIVIDEND AND DIVIDEND EQUIVALENTS

If an Award is granted in the form of a Stock Award or stock option, or in the form of any other stock-based grant, the Committee may choose, at the time of the grant of the Award or any time thereafter up to the time of the Award’s payment, to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish.  Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such time(s) as the Committee shall determine.  All dividends or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional shares of Common Stock or, in the case of dividends or dividend equivalents credited in connection with Stock Awards, be credited as additional Stock Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award.

ARTICLE XV
DEFERRAL OF AWARDS

At the discretion of the Committee, payment of any Award, salary, bonus compensation, Company Board compensation, dividend or dividend equivalent, or any portion thereof, may be deferred by a Participant until such time as the Committee may establish.  All such deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Committee for such purpose, on a form provided by the Company.  Further, all deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of the Code.  Deferred payments shall be paid in a lump sum or installments, as determined by the Committee.  Deferred Awards may also be credited with interest, at such rates to be determined by the Committee, or invested by the Company, and, with respect to those deferred Awards denominated in the form of Common Stock, credited with dividends or dividend equivalents.

ARTICLE XVI
MISCELLANEOUS

Section 16.1. Nonassignability.  Except as otherwise provided in an Award Notice, no Awards or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, or pledge, nor shall any Award be payable to or exercisable by anyone other than the Participant to whom it was granted.

Section 16.2. Regulatory Approvals and Listings.  Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Stock Awards or any other Award resulting in the payment of Common Stock prior to (a) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on the stock exchange or quotation system on which the Common Stock may be listed, and (c) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

Section 16.3. No Right to Continued Employment or Grants.  Participation in the Plan shall not give any Participant the right to remain in the employ or other service of the Company.  The Company reserves the right to terminate the employment or other service of a Participant at any time.  Further, the adoption of this Plan shall not be deemed to give any Employee, Director, or any other individual any right to be selected as a Participant or to be granted an Award.  In addition, no Employee, Director, or any other individual having been selected for an Award, shall have at any time the right to receive any additional Awards.

Section 16.4. Amendment/ Termination.  The Committee may suspend or terminate the Plan at any time for any reason with or without prior notice.  In addition, the Committee may, from time to time for any reason and with or without prior notice, amend the Plan in any manner, but may not without stockholder approval adopt any amendment which would require the vote of the stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities, or other applicable laws or regulations, including, but not limited to, the listing requirements of the stock exchanges or quotation systems on which the securities of the Company are listed. Notwithstanding the foregoing, without the consent of a Participant (except as otherwise provided in Section 6.2), no amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the Plan.

Section 16.5. Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

Section 16.6. No Right, Title, or Interest in Company Assets.  No Participant shall have any rights as a stockholder as a result of participation in the Plan until the date of issuance of a stock certificate in his or her name, and, in the case of restricted shares of Common Stock, such rights are granted to the Participant under the Plan.  To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company and the Participant shall not have any rights in or against any specific assets of the Company.  All of the Awards granted under the Plan shall be unfunded.

Section 16.7. No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents, and employees, makes any representation, commitment, or guaranty that any tax treatment, including, but not limited to, federal, state, and local income, estate, and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

APPENDIX B

THIRD AMENDMENT
TO THE
CELADON GROUP, INC.
2006 OMNIBUS INCENTIVE PLAN

WHEREAS, Celadon Group, Inc. (the "Company") has adopted that certain 2006 Omnibus Incentive Plan, as amended (the "Plan") for the benefit of key employees, directors, officers, and eligible participants;

WHEREAS, the Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee");

WHEREAS, Section 16.4 of the Plan provides that the Committee may amend the Plan from time to time, subject to the approval of the Company's stockholders as required under applicable laws or regulations;

WHEREAS, the Committee approved an amendment to the Plan on August 28, 2008, to increase the number of shares available for issuance under the Plan by 1,000,000, and such amendment was approved by the stockholders of the Company at the Company's annual meeting on November 14, 2008;

WHEREAS, the Committee approved a second amendment to the Plan on October 2, 2013, to increase the number of shares available for issuance under the Plan by 750,000, and such amendment was approved by the stockholders of the Company at the Company's annual meeting on December 11, 2013;

WHEREAS, the number of shares of common stock of the Company available for issuance under the Plan is no longer sufficient to fulfill the objectives of the Plan; and

WHEREAS, the Committee desires to further amend the Plan through this Third Amendment to increase the number of shares available for issuance pursuant to the Plan by 500,000 shares.

RESOLVED, that the Committee hereby amends the Plan as follows:

1.    Section 6.1 of the Plan is hereby amended and restated in its entirety:

Section 6.1. Available Shares.  The maximum aggregate number of shares of Common Stock which shall be available for the grant of Awards under the Plan (including incentive stock options) during its Term shall not exceed 500,000 plus 3,437,500 previously reserved, as adjusted for stock splits (the "Share Reserve"). The Share Reserve shall be subject to adjustment as provided in Section 6.2.  Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock shall be available again for grant under the Plan.  Moreover, if the exercise price of any Award granted under the Plan or the tax withholding requirements with respect to any Award granted under the Plan are satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered will be deemed delivered for purposes of determining the Share Reserve available for delivery under the Plan.  The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions.  For the purpose of computing the total number of shares of Common Stock granted under the Plan, where one or more types of Awards, both of which are payable in shares of Common Stock, are granted in tandem with each other such that the exercise of one type of Award with respect to a number of shares cancels an equal number of shares of the other, the number of shares granted under both Awards shall be deemed to be equivalent to the number of shares under one of the Awards.

2.    Except as expressly amended hereby, all provisions of the Plan shall remain unmodified and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.

3.    This Third Amendment is contingent upon and shall have no force or effect until such time as it is approved by the stockholders of the Company.

CELADON GROUP, INC. 9503 EAST 33RD STREET INDIANAPOLIS, IN 46235
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The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors.	[ ]	[ ]	[ ]	_______________________________
Nominees

01 Paul Will	02 Catherine Langham	03 Michael Miller	04 Kenneth Buck, Jr.	05 Robert Long

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:
		For	Against	Abstain
2.	Advisory, non-binding vote to approve the compensation of the Company's Named Executive Officers as disclosed in the Proxy Statement.	[ ]	[ ]	[ ]

3.
Renewal of the material terms of the performance-based goals under the Company's 2006 Omnibus Incentive Plan, as amended to allow certain grants and awards to continue to qualify as performance-based compensation under Internal Revenue Code Section 162(m).
		[ ]	[ ]	[ ]

4.
Approval of the Third Amendment to the 2006 Omnibus Incentive plan, as amended, to increase by 500,000 the maximum aggregate number of shares of common stock available for the grant of awards under such plan, which would result in approximately 700,629 shares being available under such plan for future awards.
		[ ]	[ ]	[ ]

NOTE: Transact such other business as may properly come before the annual meeting.

For address change / comments, mark here. (see reverse for instructions)	[ ]

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

CELADON GROUP, INC.
Annual Meeting of Stockholders
December 9, 2016 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Paul Will and Michael Miller, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CELADON GROUP, INC. (the "Company") that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, local time, on 12/9/2016, at the Company's corporate headquarters and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side